As filed with the Securities and Exchange Commission on February 28, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BEAZER HOMES USA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1531	58-2086934
State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

(770) 829-3700

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

SEE TABLE OF CO-REGISTRANTS

Kenneth F. Khoury

Executive Vice President, General Counsel and Secretary

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

(770) 829-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William C. Smith III

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308-2216

(404) 885-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☑
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
9.125% Senior Notes due 2019	$250,000,000	100%	$250,000,000	$29,025
Guarantees(2)	-	-	-	-
TOTAL	$250,000,000	100%	$250,000,000	$29,025

(1)	Determined pursuant to Rule 457(i) under the Securities Act solely for purposes of calculating the registration fee.

(2)	The 9.125% Senior Notes due 2019 (the “notes”) are guaranteed by the Co-Registrants on a senior basis. No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n) under the Securities Act, no filing fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

BEAZER HOMES USA, INC.

TABLE OF CO-REGISTRANTS

	State of Incorporation /Formation	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Beazer Homes Corp.	TN	1531	62-0880780
Beazer/Squires Realty, Inc.	NC	1531	56-1807308
Beazer Homes Sales, Inc.	DE	1531	86-0728694
Beazer Realty Corp.	GA	1531	58-1200012
Beazer Homes Holdings Corp.	DE	1531	58-2222637
Beazer Homes Texas Holdings, Inc.	DE	1531	58-2222643
Beazer Homes Texas, L.P.	DE	1531	76-0496353
April Corporation	CO	1531	84-1112772
Beazer SPE, LLC	GA	1531	not applied for(1)
Beazer Homes Investments, LLC	DE	1531	04-3617414
Beazer Realty, Inc.	NJ	1531	22-3620212
Beazer Clarksburg, LLC	MD	1531	not applied for(1)
Homebuilders Title Services of Virginia, Inc.	VA	1531	54-1969702
Homebuilders Title Services, Inc.	DE	1531	58-2440984
Beazer Allied Companies Holdings, Inc.	DE	1531	54-2137836
Beazer Homes Indiana LLP	IN	1531	35-1901790
Beazer Realty Services, LLC	DE	1531	35-1679596
Paragon Title, LLC	IN	1531	35-2111763
Trinity Homes, LLC	IN	1531	35-2027321
Beazer Commercial Holdings, LLC	DE	1531	not applied for(1)
Beazer General Services, Inc.	DE	1531	20-1887139
Beazer Homes Indiana Holdings Corp.	DE	1531	03-3617414
Beazer Realty Los Angeles, Inc.	DE	1531	20-2495958
Beazer Realty Sacramento, Inc.	DE	1531	20-2495906
BH Building Products, LP	DE	1531	20-2498366
BH Procurement Services, LLC	DE	1531	20-2498277
Arden Park Ventures, LLC	FL	1531	not applied for(1)
Beazer Mortgage Corporation	DE	6163	58-2203537
Beazer Homes Michigan, LLC	DE	1531	20-3420345
Dove Barrington Development LLC	DE	6531	20-1737164
Elysian Heights Potomia, LLC	VA	6531	30-0237203
Clarksburg Arora LLC	MD	6531	52-2317355
Clarksburg Skylark, LLC	MD	6531	52-2321110

The address for each Co-Registrant is 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328.

(1)	Does not have any employees.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion dated February 28, 2011

$250,000,000

Offer to Exchange

9.125% Senior Notes due 2019,

which have been registered under the Securities Act of 1933,

for any and all outstanding

9.125% Senior Notes due 2019,

which have not been registered under the Securities Act of 1933,

of

Beazer Homes USA, Inc.

•

We will exchange all original notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

•	This exchange offer expires at 11:59 p.m., New York City time, on , 2011, unless extended.

•

No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

See “Risk Factors” beginning on page 10 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior obligations, senior to all of our existing and future subordinated indebtedness and effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes and related guarantees will be structurally subordinated to all indebtedness and other liabilities of all of our subsidiaries that do not guarantee the notes. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of our subsidiaries that guarantee the revolving credit facility (as defined herein) and our other outstanding senior notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this document.

This prospectus incorporates important business and financial information about the company that is not included in or delivered with this document. For more information regarding the documents incorporated by reference into this prospectus, see “Where You Can Find More Information” beginning on page 70. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to:

Beazer Homes USA, Inc.

Attn: Secretary

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

Telephone: (770) 829-3700

In order to obtain timely delivery, security holders must request the information no later than five business days before                     , 2011, the expiration date of the exchange offer.

i

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider prior to making a decision to exchange original notes for new notes. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 10 of this prospectus, and the additional documents to which we refer you. You can find information with respect to these additional documents under the caption “Where You Can Find More Information” beginning on page 70. Unless the context requires otherwise, all references to “we,” “us,” “our” and “Beazer Homes” refer specifically to Beazer Homes USA, Inc. and its subsidiaries. In this section, references to the “Notes” are references to the outstanding 9.125% Senior Notes due 2019 and the exchange 9.125% Senior Notes due 2019 offered hereby, collectively. Definitions for certain other defined terms may be found under “Description of the Notes — Certain Definitions” appearing below.

The Company

Beazer Homes USA, Inc.

We are a geographically diversified homebuilder with active operations in 15 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our and our co-registrants’ principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700. Our Internet website is http://www.beazer.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $250,000,000 aggregate principal amount of our new 9.125% Senior Notes due 2019 for up to $250,000,000 aggregate principal amount of our original 9.125% Senior Notes due 2019, which are currently outstanding. Original notes may only be exchanged in a minimum principal amount of $2,000 and $1,000 principal increments above such minimum. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

Resales Without Further Registration	Based on interpretations by the staff of the SEC in several no action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 (the “Securities Act”) provided that:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in,

the distribution of the new notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and

•	you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 180 days after the date of this prospectus for use in connection with any such resale. See “Plan of Distribution.”

Expiration Date	11:59 p.m., New York City time, on , 2011, unless we extend the exchange offer.

Accrued Interest on the New Notes and Original Notes	The new notes will bear interest from November 12, 2010 or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See “The Exchange Offer — Conditions.”

Procedures for Tendering Original Notes	Each holder of original notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or if the original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus. You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.

Special Procedures for Beneficial Holders	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:

•	your original notes are not immediately available; or

•	time will not permit your required documents to reach the exchange agent prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer; or

•	you cannot complete the procedures for delivery by book-entry transfer prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer.

Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 11:59 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the original notes will be adversely affected.

Material United States Federal Income Tax Consequences	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, we believe that:

•	no gain or loss will be realized by a United States holder upon receipt of a new note;

•	holder’s holding period for the new notes will include the holding period of the original notes; and

•	the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.

See “Material United States Federal Income Tax Considerations.”

Exchange Agent

U.S. Bank National Association is serving as exchange agent in connection with the Exchange Offer. Deliveries by hand, registered, certified, first class or overnight mail should be addressed to U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS2N,

St. Paul, MN 55107, Attention: Specialized Finance Department, Reference: Beazer Homes USA, Inc. Exchange. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number (800) 934-6802 or facsimile number (651) 495-8158.

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Summary of Terms of New Notes

The exchange offer constitutes an offer to exchange up to $250,000,000 aggregate principal amount of the new notes for up to an equal aggregate principal amount of the original notes. The new notes will be obligations of Beazer Homes evidencing the same indebtedness as the original notes, and will be entitled to the benefit of the same indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes except that the new notes have been registered under the Securities Act. See “Description of the Notes.”

Comparison with Original Notes

Freely Transferable	The new notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The new notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the original notes, with the exception that the new notes will be registered under the Securities Act. See “The Exchange Offer — Terms of the Exchange Offer.”

Registration Rights	The holders of the original notes currently are entitled to certain registration rights pursuant to the registration rights agreement entered into on the issue date of the original notes by and among Beazer Homes, the subsidiary guarantors named therein and the initial purchasers named therein, including the right to cause Beazer Homes to register the original notes for resale under the Securities Act if the Exchange Offer is not consummated prior to the exchange offer termination date. However, pursuant to the registration rights agreement, such registration rights will expire upon consummation of the exchange offer. Accordingly, holders of original notes who do not exchange their original notes for new notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their original notes unless such original notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

Terms of New Notes

Issuer	Beazer Homes USA, Inc.

Notes Offered	The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:

•	the new notes will bear a different CUSIP number from the original notes;

•	the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the new notes.

The notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture and the supplemental indenture governing the original notes and will be treated under the indenture and the supplemental indenture as a single class with the original notes. We refer to the new notes and the original notes collectively as the notes in this prospectus.

Maturity Date	May 15, 2019.

Interest	The notes will bear interest at a rate of 9.125% per annum from November 12, 2010. Interest on the notes will be payable semi-annually in cash on May 15 and November 15 of each year, commencing on May 15, 2011.

Guarantees	On the issue date of the notes, all payments on the notes, including principal and interest, will be jointly and severally guaranteed on a senior unsecured basis by substantially all of our existing subsidiaries.

Ranking	The notes and the guarantees will be our and the guarantors’ senior unsecured obligations. The indebtedness evidenced by the notes and the guarantees will:

•	rank senior in right of payment to any of our and the guarantors’ existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including our outstanding senior notes and our revolving credit facility;

•

be effectively subordinated to our and the guarantors’ obligations under our revolving credit facility, our 12% Senior Secured Notes due 2017, our cash-secured delayed-draw term loan facilities (the “Cash-Secured Facilities”) and any other debt incurred after the issue date that is secured, in each case to the extent of the collateral securing such obligations; and

•

be structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

As of December 31, 2010, we and the subsidiary guarantors had approximately $1.3 billion of indebtedness outstanding, net of unamortized discount of $26.2 million and unamortized accretion of $52.8 million, of which (1) $293.3 million was secured indebtedness and (2) $105.5 million, net of accretion, was subordinate to the notes and the guarantees. In addition, as of December 31, 2010, our non-guarantor subsidiaries had outstanding indebtedness and other liabilities (excluding intercompany obligations) of approximately $3.8 million.

Optional Redemption	Prior to November 15, 2014, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under “Description of the Notes — Optional Redemption.”

We may also redeem any of the notes at any time on or after November 15, 2014, in whole or in part, at the redemption prices described under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to November 15, 2013, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the notes originally issued remain outstanding immediately after such redemption. See “Description of the Notes — Optional Redemption.”

Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	create liens on assets to secure indebtedness;

•	pay dividends or make other equity distributions;

•	purchase or redeem capital stock; and

•	make certain investments.

These limitations are subject to a number of important qualifications and exceptions. See “Description of the Notes — Certain Covenants.”

Change of Control	Upon a change of control, we will be required to make an offer to purchase each holder’s notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes — Mandatory Offers to Purchase the Notes” and “Description of the Notes — Certain Covenants — Change of Control.”

No Listing on any Securities Exchange	We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated system.

Risk Factors	You should carefully consider the information under “Risk Factors” beginning on page 10 of this prospectus and all other information included or incorporated by reference in this prospectus prior to making a decision to exchange original notes for new notes.

For additional information regarding the notes, see the “Description of the Notes” section of this prospectus.

Summary Historical Consolidated Financial and Operating Data

Our summary historical consolidated financial and operating data set forth below as of and for each of the periods presented are derived from our audited and unaudited consolidated financial statements. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our annual report on Form 10-K for the year ended September 30, 2010 and our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2010, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended September 30, 2010 and our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2010, incorporated herein by reference, before deciding to exchange the original notes for the new notes.

	Fiscal Year Ended September 30,			Fiscal Quarter Ended December 31,
	2008	2009	2010	2009	2010
	($ in millions, except ratios)
Statement of Operations Data–Continuing Operations(1):
Total revenue	$1,737	$972	$1,010	$213	$110
Gross (loss) profit	(247)	16	86	18	11
Operating loss	(618)	(241)	(114)	(30)	(28)
(Loss) income from continuing operations(2)	(780)	(176)	(30)	45	(48)

Operating Statistics–Continuing Operations:
Number of new orders, net of cancellations	5,158	4,077	4,122	710	540
Backlog at end of period(3)	1,290	1,171	780	946	793
Number of closings(4)	6,370	4,196	4,513	935	527
Average sales price per home closed (in thousands)	$254.3	$230.8	$221.7	$223.1	$208.7

Balance Sheet Data (end of period):
Cash, cash equivalents, and restricted cash	$585	$557	$576	$480	$522
Inventory	1,652	1,318	1,204	1,291	1,246
Total assets	2,642	2,029	1,903	2,024	1,901
Total debt	1,747	1,509	1,212	1,501	1,306
Stockholders’ equity	375	197	397	247	350

Supplemental Financial Data:
Cash provided by/(used in):
Operating activities	$316	$94	$70	$(59)	$(137)
Investing activities	(18)	(80)	(6)	(4)	(35)
Financing activities	(167)	(91)	(34)	(11)	87
Interest incurred(5)	140	133	127	33	32

(1)	Gross (loss) profit includes inventory impairments and lot option abandonments of $403 million, $95 million and $50 million for the fiscal years ended September 30, 2008, 2009 and 2010, and $9 million and $0.7 million for the fiscal quarters ended December 31, 2009 and 2010, respectively. Operating loss also includes goodwill impairments of $48 million and $16 million for the fiscal years ended September 30, 2008 and 2009, respectively. The aforementioned charges were primarily related to the deterioration of the homebuilding environment over the past few years. Loss from continuing operations for fiscal 2009 and 2010 also include a gain on extinguishment of debt of $145 million and $44 million, respectively. Loss from continuing operations for the quarter ended December 31, 2010 also includes a loss on extinguishment of debt of $2.9 million.

(2)	(Loss) income from continuing operations for the fiscal year ended September 30, 2010 and the quarter ended December 31, 2009 includes a tax benefit of $118.4 million and $93.8 million, respectively, primarily resulting from The Worker, Homeowner and Business Act of 2009 which allowed us to carry back a portion of our 2009 federal tax loss.
(3)	A home is included in “backlog” after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, it is possible that homes in backlog will not result in closings.
(4)	A home is included in “closings” when title is transferred to the buyer. Revenue and cost of sales for a house are generally recognized at the date of closing.
(5)	Interest incurred is expensed or, if qualified, capitalized to inventory and subsequently amortized to cost of sales as home sales are closed.

RISK FACTORS

Risks Related to Our Business

The homebuilding industry has been experiencing a severe downturn that may continue for an indefinite period and continue to adversely affect our business, results of operations and stockholders’ equity.

Most housing markets across the United States continue to be characterized by an oversupply of both new and resale home inventory, including foreclosed homes, reduced levels of consumer demand for new homes, increased cancellation rates, aggressive price competition among homebuilders and increased incentives for home sales. As a result of these factors, we, like many other homebuilders, have experienced a material reduction in revenues and margins. These challenging market conditions are expected to continue for the foreseeable future and, in the near term, these conditions may further deteriorate. We expect that continued weakness in the homebuilding market would adversely affect our business, results of operations and stockholders’ equity as compared to prior periods and could result in additional inventory impairments in the future.

Our backlog reflects the number and value of homes for which we have entered into a sales contract with a customer but have not yet delivered the home. Although these sales contracts typically require a cash deposit and do not make the sale contingent on the sale of the customer’s existing home, in some cases a customer may cancel the contract and receive a complete or partial refund of the deposit as a result of local laws or as a matter of our business practices. If the current industry downturn continues, economic conditions continue to deteriorate or if mortgage financing becomes less accessible, more homebuyers may have an incentive to cancel their contracts with us, even where they might be entitled to no refund or only a partial refund, rather than complete the purchase. Significant cancellations have had, and could have, a material adverse effect on our business as a result of lost sales revenue and the accumulation of unsold housing inventory. In particular, our cancellation rates for the fiscal year ended September 30, 2010 and the three months ended December 31, 2010 were 25.5% and 31.2%, respectively. It is important to note that both backlog and cancellation metrics are operational, rather than accounting data, and should be used only as a general gauge to evaluate performance. There is an inherent imprecision in these metrics based on an evaluation of qualitative factors during the transaction cycle.

Based on our impairment tests and consideration of the current and expected future market conditions, we recorded inventory impairment charges of $51.0 million and $0.5 million and lot option abandonment charges of $0.9 million and $0.3 million during fiscal 2010 and the three months ended December 31, 2010, respectively. During fiscal 2010 and the three months ended December 31, 2010, we also wrote down our investment in certain of our joint ventures reflecting $24.3 million and $0.3 million, respectively, of impairments of inventory held within those ventures. Future economic or financial developments, including general interest rate increases, poor performance in either the national economy or individual local economies, or our ability to meet our projections could lead to future impairments.

Our home sales and operating revenues could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence, declines in employment levels and increases in the quantity and decreases in the price of new homes and resale homes in the market.

Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our homes live, may result in more caution on the part of homebuyers and, consequently, fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause our operating revenues to decline. Additional reductions in our revenues could, in turn, further negatively affect the market price of our securities.

We are the subject of pending civil litigation which could require us to pay substantial damages or could otherwise have a material adverse effect on us. The failure to fulfill our obligations under the Deferred Prosecution Agreement (the “DPA”) with the United States Attorney (or related agreements) and the consent order with the SEC could have a material adverse effect on our operations.

On July 1, 2009, we entered into the DPA with the United States Attorney for the Western District of North Carolina and a separate but related agreement with the United States Department of Housing and Urban Development (“HUD”) and the Civil Division of the United States Department of Justice (the “HUD Agreement”). As of September 30, 2010, we have paid $5 million to HUD pursuant to the HUD Agreement. Under the DPA, we are obligated to make payments to a restitution fund in an amount not to exceed $50 million. As of December 31, 2010, we had been credited with making $11 million of such payments. Future payments to the restitution fund will be equal to 4% of “adjusted EBITDA” as defined in the DPA for the first to occur of (x) a period of 60 months and (y) the total of all payments to the restitution fund equaling $50 million. In the event such payments do not equal at least $50 million at the end of 60 months then, under the HUD Agreement, the obligations to make restitution payments will continue until the first to occur of (a) 24 months or (b) the date that $48 million has been paid into the restitution fund. Our obligation to make such payments could limit our ability to invest in our business or make payments of principal or interest on our outstanding debt. In addition, in the event we fail to comply with our obligations under the DPA or the HUD Agreement, various federal authorities could bring criminal or civil charges against us which could be material to our consolidated financial position, results of operations and liquidity.

We and certain of our current and former employees, officers and directors have been named as defendants in securities lawsuits and class action lawsuits. In addition, certain of our subsidiaries have been named in class action and multi-party lawsuits regarding claims made by homebuyers. While a number of these suits have been dismissed and/or settled, we cannot be assured that new claims by different plaintiffs will not be brought in the future. We cannot predict or determine the timing or final outcome of the current lawsuits or the effect that any adverse determinations in the lawsuits may have on us. An unfavorable determination in any of the lawsuits could result in the payment by us of substantial monetary damages which may not be covered by insurance. Further, the legal costs associated with the lawsuits and the amount of time required to be spent by management and the Board of Directors on these matters, even if we are ultimately successful, could have a material adverse effect on our business, financial condition and results of operations. In addition to expenses incurred to defend the Company in these matters, under Delaware law and our bylaws, we may have an obligation to indemnify our current and former officers and directors in relation to these matters. We have obligations to advance legal fees and expenses to certain directors and officers, and we have advanced, and may continue to advance, legal fees and expenses to certain other current and former employees.

In connection with the settlement agreement with the SEC entered into on September 24, 2008, we consented, without admitting or denying any wrongdoing, to a cease and desist order requiring future compliance with certain provisions of the federal securities laws and regulations. If we are found to be in violation of the order in the future, we may be subject to penalties and other adverse consequences as a result of the prior actions which could be material to our consolidated financial position, results of operations and liquidity. Our insurance carriers may seek to rescind or deny coverage with respect to certain of the pending lawsuits, or we may not have sufficient coverage under such policies. If the insurance companies are successful in rescinding or denying coverage or if we do not have sufficient coverage under our policies, our business, financial condition and results of operations could be materially adversely affected.

We are dependent on the services of certain key employees, and the loss of their services could hurt our business.

Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel. If we are unable to retain our key employees or attract, train, assimilate or retain other skilled personnel in the future, it could hinder our business strategy and impose additional costs of identifying and training new individuals. Competition for qualified personnel in all of our operating markets is intense.

Potential future downgrades of our credit ratings could adversely affect our access to capital and could otherwise have a material adverse effect on us.

Over the past few years, the rating agencies had downgraded our corporate credit rating and ratings on our senior unsecured notes due to the deterioration in our homebuilding operations, credit metrics, other earnings-based metrics and the significant decrease in our tangible net worth. Although the rating agencies have increased these ratings recently, these ratings and our current credit condition affect, among other things, our ability to access new capital, especially debt, and negative changes in these ratings may result in more stringent covenants and higher interest rates under the terms of any new debt. Our credit ratings could be further lowered or rating agencies could issue adverse commentaries in the future, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In particular, a weakening of our financial condition, including a significant increase in our leverage or decrease in our profitability or cash flows, could adversely affect our ability to obtain necessary funds, result in a credit rating downgrade or change in outlook, or otherwise increase our cost of borrowing.

A substantial increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for our homes.

Substantially all purchasers of our homes finance their acquisition with mortgage financing. The U.S. residential mortgage market has been further impacted by the deterioration in the credit quality of loans originated to non-prime and subprime borrowers and an increase in mortgage foreclosure rates. These difficulties are not expected to improve until residential real estate inventories return to a more normal level and the mortgage credit market stabilizes. While the ultimate outcome of recent events cannot be predicted, they have had and may continue to have an impact on the availability and cost of mortgage financing to our customers. The volatility in interest rates, the decrease in the willingness and ability of lenders to make home mortgage loans, the tightening of lending standards and the limitation of financing product options, have made it more difficult for homebuyers to obtain acceptable financing. Any substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective first-time and move-up homebuyers to obtain financing for our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. This disruption in the credit markets and the curtailed availability of mortgage financing has adversely affected, and is expected to continue to adversely affect, our business, financial condition, results of operations and cash flows as compared to prior periods.

If we are unsuccessful in competing against our homebuilding competitors, our market share could decline or our growth could be impaired and, as a result, our financial results could suffer.

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Increased competition could hurt our business, as it could prevent us from acquiring attractive parcels of land on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our financial results could suffer and the value of, or our ability to service, our debt could be adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

Our financial condition, results of operations and stockholders’ equity may be adversely affected by any decrease in the value of our inventory, as well as by the associated carrying costs.

We regularly acquire land for replacement and expansion of land inventory within our existing and new markets. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. The market value of land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions and the measures we employ to manage inventory risk may not be adequate to insulate our operations from a severe drop in inventory values. When market conditions are such that land values are not appreciating, previously entered into option agreements may become less desirable, at which time we may elect to forego deposits and preacquisition costs and terminate the agreements. In fiscal 2010 and the three months ended December 31, 2010, we recorded $0.9 million and $0.3 million, respectively, of lot option abandonment charges. During fiscal 2010, as a result of the further deterioration of the housing market, we determined that the carrying amount of certain of our inventory assets exceeded their estimated fair value. As a result of our analysis, during fiscal 2010 and the three months ended December 31, 2010, we incurred $51.0 million and $0.5 million, respectively, of non-cash pre-tax charges related to inventory impairments. If these adverse market conditions continue or worsen, we may have to incur additional inventory impairment charges which would adversely affect our financial condition, results of operations and stockholders’ equity and our ability to comply with certain covenants in our debt instruments linked to tangible net worth.

We conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest and we can be adversely impacted by joint venture partners’ failure to fulfill their obligations.

We participate in land development joint ventures (“JVs”) in which we have less than a controlling interest. We have entered into JVs in order to acquire attractive land positions, to manage our risk profile and to leverage our capital base. Our JVs are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the joint venture’s members and other third parties. As a result of the continued deterioration of the housing market we have written down our investment in certain of our JVs reflecting impairments of inventory held within those JVs. If these adverse market conditions continue or worsen, we may have to take further write downs of our investments in our JVs.

Our joint venture investments are generally very illiquid both because we lack a controlling interest in the JVs and because most of our JVs are structured to require super-majority or unanimous approval of the members to sell a substantial portion of the JV’s assets or for a member to receive a return of its invested capital. Our lack of a controlling interest also results in the risk that the JV will take actions that we disagree with, or fail to take actions that we desire, including actions regarding the sale of the underlying property.

Our JVs typically obtain secured acquisition, development and construction financing. Generally, we and our joint venture partners have provided varying levels of guarantees of debt or other obligations of our unconsolidated JVs. At December 31, 2010, these guarantees included, for certain joint ventures, construction completion guarantees, loan-to-value maintenance agreements, repayment guarantees and environmental indemnities. If all of the guarantees under these debt agreements were drawn upon or otherwise invoked, our obligations would total $15.8 million. In December 2010, three lenders to one of our unconsolidated JVs (in which we own a 2.58% interest) filed an involuntary bankruptcy petition against the joint venture, which petition was subsequently granted by the bankruptcy court. As a result of this ruling, we expect the lenders to attempt to enforce the repayment guarantee under the debt agreement for the JV.

We may not be able to utilize all of our deferred tax assets.

As of September 30, 2010 and December 31, 2010, we are in a cumulative loss position based on the guidance in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (ASC 740). Due to this cumulative loss position and the lack of sufficient objective evidence regarding the realization of our deferred tax assets in the foreseeable future, we have recorded a valuation allowance for substantially all of our deferred tax assets. Although we do expect the industry to recover from the current downturn to normal profit levels in the future, it may be necessary for us to record additional valuation allowances in the future related to operating losses. Additional valuation allowances could materially increase our income tax expense, and therefore adversely affect our results of operations and tangible net worth in the period in which such valuation allowance is recorded.

We could experience a reduction in home sales and revenues or reduced cash flows due to our inability to acquire land for our housing developments if we are unable to obtain reasonably priced financing to support our homebuilding activities.

The homebuilding industry is capital intensive, and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. If internally generated funds are not sufficient, we would seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of our existing debt. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If we are required to seek additional financing to fund our operations, continued volatility in these markets may restrict our flexibility to access such financing. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts, we may incur contractual penalties and fees.

We are subject to extensive government regulation which could cause us to incur significant liabilities or restrict our business activities.

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our business activities. We are subject to local, state and federal statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Other governmental regulations, such as building moratoriums and “no growth” or “slow growth” initiatives, which may be adopted in communities which have developed rapidly, may cause delays in new home communities or otherwise restrict our business activities resulting in reductions in our revenues. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

We may incur additional operating expenses due to compliance programs or fines, penalties and remediation costs pertaining to environmental regulations within our markets.

We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to implement time consuming and expensive compliance programs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. From time to time, the United States Environmental Protection Agency and similar federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. Our communities in California are especially susceptible to restrictive government regulations and environmental laws.

We may be subject to significant potential liabilities as a result of construction defect, product liability and warranty claims made against us.

As a homebuilder, we have been, and continue to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

We and certain of our subsidiaries have been, and continue to be, named as defendants in various construction defect claims, product liability claims, complaints and other legal actions that include claims related to Chinese drywall and moisture intrusion. As of December 31, 2010, our warranty reserves include an estimate for the repair of less than 60 homes in Florida where certain of our subcontractors installed defective Chinese drywall in homes that were delivered during our 2006 and 2007 fiscal years. As of December 31, 2010, we have completed repairs on approximately 56% of these homes. We are inspecting additional homes in order to determine whether they also contain defective Chinese drywall. The outcome of these inspections and other potential future inspections or an unexpected increase in repair costs may require us to increase our warranty reserve in the future. However, the amount of additional liability, if any, is not reasonably estimable. Furthermore, plaintiffs may in certain of these legal proceedings seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend, and if we were to lose any certified class action suit, it could result in substantial liability for us.

With respect to certain general liability exposures, including construction defect claims, product liability claims and defective Chinese drywall and related claims, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it can be difficult to determine the extent to which the assertion of these claims will expand geographically. Although we have obtained insurance for construction defect claims subject to applicable self-insurance retentions, such policies may not be available or adequate to cover liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Our operating expenses could increase if we are required to pay higher insurance premiums or litigation costs for various claims, which could cause our net income to decline.

The costs of insuring against construction defect, product liability and director and officer claims are substantial. Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage. Our insurance may not cover all of the claims, including personal injury claims, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could reduce our net income and restrict our cash flow available to service debt.

Historically, builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred. Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive, and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses which could decrease our net income.

A builder’s ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we build homes have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies, and our net income may decline.

We are dependent on the continued availability and satisfactory performance of our subcontractors, which, if unavailable, could have a material adverse effect on our business.

We conduct our construction operations only as a general contractor. Virtually all construction work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the construction of our homes. There may not be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors in the markets in which we operate. In addition, inadequate subcontractor resources could have a material adverse effect on our business.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

Our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the market value of our common stock will fluctuate. We historically have experienced, and expect to continue to experience, variability in home sales and net earnings on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Our quarterly results of operations may continue to fluctuate in the future as a result of a variety of both national and local factors, including, among others:

•	the timing of home closings and land sales;

•	our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

•	conditions of the real estate market in areas where we operate and of the general economy;

•	raw material and labor shortages;

•	seasonal home buying patterns; and

•	other changes in operating expenses, including the cost of labor and raw materials, personnel and general economic conditions.

The occurrence of natural disasters could increase our operating expenses and reduce our revenues and cash flows.

The climates and geology of many of the states in which we operate, including California, Florida, Georgia, North Carolina, South Carolina, Tennessee and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, our homes under construction or our building lots in such states could be damaged or destroyed, which may result in losses exceeding our insurance coverage. Any of these events could increase our operating expenses, impair our cash flows and reduce our revenues, which could, in turn, negatively affect the market price of our securities.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflicts in Iraq and Afghanistan, may cause disruption to the economy, our Company, our employees and our customers, which could adversely affect our revenues, operating expenses, and financial condition.

Risks Related to the Notes and the Exchange

The indenture governing the notes and certain of our existing debt instruments impose significant restrictions and obligations on us that could adversely affect our liquidity, limit our growth and make it more difficult for us to satisfy our debt obligations.

The indenture governing the notes and certain of our secured and unsecured indebtedness and revolving credit and letter of credit facilities impose certain restrictions and obligations on us. Under certain of these instruments, we must comply with defined covenants which limit the Company’s ability to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create liens on assets of the Company. Failure to comply with certain of these covenants could result in an event of default under the applicable instrument. Any such event of default could negatively impact other covenants or lead to cross-defaults under certain of our other debt. There can be no assurance that we will be able to obtain any waivers or amendments that may become necessary in the event of a future default situation without significant additional cost or at all.

As of December 31, 2010, we had total outstanding indebtedness of approximately $1.3 billion, net of unamortized discount of approximately $26.2 million and unamortized accretion of $52.8 million. Our substantial indebtedness could have important consequences to us and the holders of our securities, including, among other things:

•	causing us to be unable to satisfy our obligations under our debt agreements;

•	making us more vulnerable to adverse general economic and industry conditions;

•	making it difficult to fund future working capital, land purchases, acquisitions, share repurchases, general corporate purposes or other purposes; and

•	causing us to be limited in our flexibility in planning for, or reacting to, changes in our business.

In addition, subject to restrictions in our existing debt instruments and the indenture governing the notes, we may incur additional indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our growth plans and our ability to make payments of principal or interest on, or to refinance, our indebtedness, will depend on our future operating performance and our ability to enter into additional debt and/or equity financings. If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. We may not be able to do any of the foregoing on terms acceptable to us, if at all.

Despite our substantial indebtedness, certain of our agreements permit us and our subsidiaries to incur significantly more debt. This could intensify the risks described herein.

We and our subsidiaries may be able to incur substantial indebtedness in the future. Although the terms of certain of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things: our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. In addition, as of December 31, 2010, $934 million of our existing senior notes had a maturity date earlier than the maturity date of the notes, and we will be required to repay or refinance such indebtedness prior to when the notes offered hereby come due.

We cannot assure you that our business will generate cash flow from operations in an amount sufficient to fund our liquidity needs. If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

Repayment of our debt, including required principal and interest payments on the notes, is dependent in part on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity with no obligation to provide us with funds for our repayment obligations, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could leave us unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further letters of credit or loans available and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to seek waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under the revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

The notes and the guarantees are not secured by any of our assets and therefore are effectively subordinated to our existing and future secured indebtedness.

The notes and the guarantees thereof are general unsecured obligations ranking effectively junior in right of payment to our and the guarantors’ existing and future secured indebtedness to the extent of the collateral securing such indebtedness. As of December 31, 2010, we and the guarantors had approximately $293.3 million of secured indebtedness. The indenture governing the notes permits the incurrence of additional indebtedness, some of which may be secured. See “Description of the Notes.” In the event that we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose indebtedness is secured by our assets or assets of the applicable guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such indebtedness, before any payment may be made with respect to the notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness.

The notes are structurally subordinated to all liabilities of our subsidiaries that are not guarantors.

The notes are structurally subordinated to indebtedness and other liabilities of our non-guarantor subsidiaries and joint ventures, and the claims of creditors of these subsidiaries and joint ventures, including trade creditors, will have priority as to the assets of these subsidiaries and joint ventures. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any non-guarantor subsidiaries and joint ventures, these entities will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. As of December 31, 2010, our non-guarantor subsidiaries had liabilities (excluding intercompany liabilities) of $3.8 million. In addition, the indenture governing the notes permits, subject to certain limitations, these subsidiaries and joint ventures to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these entities. See note 16 to the audited consolidated financial statements for the year ended September 30, 2010 and note 12 to the unaudited consolidated financial statements for the fiscal quarter ended December 31, 2010, both of which are incorporated by reference in this prospectus, for financial information regarding our non-guarantor subsidiaries.

The indenture governing the notes, our revolving credit facility and indentures governing our currently outstanding senior notes contain significant operating and financial restrictions which may limit our and our subsidiary guarantors’ ability to operate our and their businesses.

The indenture governing the notes, our revolving credit facility and the indentures governing our currently outstanding senior notes contain significant operating and financial restrictions on us and our subsidiaries. These restrictions limit our and our subsidiaries’ ability to, among other things (not all restrictions are included in each indenture, including the indenture governing the notes):

•	incur additional indebtedness or issue certain preferred shares;

•	create liens on certain assets to secure debt;

•	pay dividends or make other equity distributions;

•	purchase or redeem capital stock;

•	make certain investments; and

•	consolidate or merge.

These restrictions could limit our and our subsidiaries’ ability to finance our and their future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, our revolving credit facility requires us to maintain specified financial ratios and to satisfy certain financial covenants. We may be required to take action to reduce our debt or act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. Events beyond our control, including changes in economic and business conditions in the markets in which we operate, may affect our ability to do so. We may not be able to meet these ratios or satisfy these covenants and we cannot assure you that the lender under our revolving credit facility will waive any failure to do so. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our debt could result in a default under such debt, which could lead to that debt becoming immediately due and payable and, if such debt is secured, foreclosure on our assets that secure that obligation. A default under a debt instrument could, in turn, result in default under other obligations and result in other creditors accelerating the payment of other obligations and foreclosing on assets securing such debt, if any. Any such defaults could materially impair our financial conditions and liquidity.

Federal and state statutes allow courts, under specific circumstances, to void a guarantor’s guarantee and require note holders to return payments received in respect thereof.

If any guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce such guarantor’s guarantee. A court might do so if it found that when such guarantor issued the guarantee, or in some states when payments became due under the guarantee, the guarantors received less than reasonably equivalent value or fair consideration and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void a guarantee, without regard to the above factors, if the court found that the applicable guarantor made its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or any guarantee, you may no longer have any claim directly against the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from a guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred and upon the valuation assumptions and methodology applied by the court. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee and rights of contribution it has against other guarantors, is not insolvent, does not have unreasonably small capital for the business in which it is engaged and has not incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. The guarantees could be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the other guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration.

Certain of our subsidiaries will not be subject to the restrictive covenants in the indenture governing the notes.

Certain of our subsidiaries will not be subject to the restrictive covenants in the indenture governing the notes. This means that these entities will be able to engage in many of the activities that we and our restricted subsidiaries are prohibited from doing, such as incurring substantial additional debt, securing assets in priority to the claims of the holders of the notes, paying dividends, making investments, selling substantial assets and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the notes. In addition, the initiation of bankruptcy or insolvency proceedings or the entering of a judgment against these subsidiaries, or their default under their other credit arrangements, will not result in a cross-default on the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of all notes delivered by holders seeking to exercise their repurchase rights, particularly as that change of control may trigger a similar repurchase requirement for, or result in an event of default under or the acceleration of, other indebtedness, or that restrictions in our revolving credit facility will not allow such repurchases. Any failure by us to repurchase the notes upon a change of control would result in an event of default under the indenture and may also constitute a cross-default on other indebtedness existing at that time. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Notes — Certain Covenants — Change of Control.”

An active trading market may not develop for the new notes.

The new notes are a new issue of securities and will not be fungible with any series of our existing notes. There is no established public trading market for the notes, and an active trading market may not develop. We do not intend to apply for the notes to be listed on any securities exchange. As a result, there may be limited liquidity of any trading market that does develop for the notes. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the notes, holders of notes may not be able to sell their notes, or, even if they can sell their notes, they may not be able to sell them at an acceptable price.

If you fail to exchange your original notes, you will face restrictions that will make the sale or transfer of your original notes more difficult.

If you do not exchange your original notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. To the extent other original notes are tendered and accepted in the exchange offer and you elect not to exchange your original notes, the trading market, if any, for your original notes would be adversely affected because your original notes will be less liquid than the new notes. See “The Exchange Offer — Consequences of Failure to Exchange.”

Some holders that exchange their original notes may be required to comply with registration and prospectus delivery requirements in connection with the sale or transfer of their new notes.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are required to comply with the registration and prospectus delivery requirements, then you may face additional burdens on the transfer of your notes and could incur liability for failure to comply with applicable requirements.

FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference herein) includes forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this prospectus (including the documents incorporated by reference herein) will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the risks discussed in the section captioned “Risk Factors” above and in the information included in our annual report on Form 10-K for the fiscal year ended September 30, 2010 in the section therein and in our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2010 captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated herein by reference. Such factors may include:

•

the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the Deferred Prosecution Agreement and consent orders with governmental authorities and other settlement agreements;

•	additional asset impairment charges or writedowns;

•

economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates, uncertain availability of mortgage financing and inflation;

•	a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•

our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for labor, land or raw materials used in housing production;

•

factors affecting margins such as decreased land values underlying lot option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits and possible penalties for failure to comply with laws, regulations and governmental policies;

•	potential exposure related to additional repurchase claims on mortgages and loans originated by Beazer Mortgage Corporation;

•	estimates related to the potential recoverability of our deferred tax assets;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

THE EXCHANGE OFFER

Terms of the Exchange Offer

Purpose of the Exchange Offer

We sold $250,000,000 in principal amount of the original notes on November 12, 2010, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

In connection with the sale of original notes to the initial purchasers pursuant to a purchase agreement, dated November 8, 2010, among us and the initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated November 12, 2010 among us, the guarantors named therein and the initial purchasers named therein.

The registration rights agreement provides that, unless the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC, we:

•	will file an exchange offer registration statement for the notes with the SEC;

•	will use our commercially reasonable efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act;

•

will use our commercially reasonable efforts to, on or prior to 180 days after November 12, 2010, complete the exchange of the new notes for all original notes tendered prior thereto in the exchange offer; and

•

will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law or otherwise extended by us, at our option) after the date notice of the registered exchange offer is mailed to the holders of the original notes.

The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

Based on no-action letters issued by the staff of the SEC to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as (i) the new notes are acquired in the ordinary course of the holder’s business, (ii) the holder is not engaging in or intending to engage in a distribution of the new notes, and (iii) the holder has no arrangement or understanding with any person to participate in the distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for additional information.

We will accept validly tendered original notes promptly following the expiration of the exchange offer by giving written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuer and delivering new notes to such holders.

If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “The Exchange Offer — Conditions” without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes promptly after the expiration date.

Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “The Exchange Offer — Fees and Expenses.”

Shelf Registration Statement

Pursuant to the registration rights agreement, we have agreed to file a shelf registration statement if:

•	we are not permitted to file the exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy,

•	the exchange offer is not consummated within 180 days after the issue date of the original notes, or

•	any holder (other than the initial purchasers) is prohibited by law or the applicable interpretations of the SEC from participating in the exchange offer.

A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the applicable registration rights agreement, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

We have agreed to file a shelf registration statement with the SEC as promptly as practicable, but in any event within 45 days after being so required, and thereafter use our commercially reasonable efforts to cause a shelf registration statement to be declared effective by the SEC within 90 days after being so required (provided that in no event shall such effectiveness be required prior to 180 days following the issue date of the original notes). In addition, we agreed to use our commercially reasonable efforts to keep that shelf registration statement continually effective, supplemented and amended for a period of two years following the date the shelf registration statement is declared effective (or for a period of one year from the date the shelf registration statement is declared effective and such shelf registration statement is filed at the request of the initial purchasers), or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

Additional Interest in Certain Circumstances

If any of the following, each a “registration default,” occurs:

•

the exchange offer is not completed on or before the 180th calendar day following the issue date of the original notes or, if that day is not a business day, then the next succeeding day that is a business day; or

•

the shelf registration statement is required to be filed but is not filed or declared effective within the time periods required by the registration rights agreement or is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions), the interest rate borne by the notes as to which the registration default has occurred will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will continue to increase by 0.25% each 90-day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.0%) per year. We refer to this increase in the interest rate on the notes as “liquidated damages.” Such interest is payable in addition to any other interest payable from time to time with respect to the notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

Under certain circumstances, we may delay the filing or the effectiveness of the exchange offer or the shelf registration and shall not be required to maintain its effectiveness or amend or supplement it for a period of up to 60 days during any 12-month period. Any delay period will not alter our obligation to pay liquidated damages with respect to a registration default.

The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payment dates as the original notes.

Expiration Date; Extensions; Amendment

We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension by written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right

•

to delay accepting any original notes and to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under “Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving written notice of such delay, extension or termination to the exchange agent, or

•

to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes. (We are required to extend the offering period for certain types of changes in the terms of the exchange offer, for example, a change in the consideration offered or percentage of original notes sought for tender.)

All conditions set forth under “The Exchange Offer — Conditions” must be satisfied or waived prior to the expiration date.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. In the event of a material change in the exchange offer, including the waiver of a material condition by us, we will extend the exchange offer, if necessary, so that at least five business days remain prior to the expiration date following the notice of the material change.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent’s message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 11:59 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 11:59 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

Only a holder of original notes may tender original notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) unless the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

•	for the account of an eligible guarantor institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful. We also reserve the absolute right to waive any irregularities or defects as to the original notes. If we waive any condition of the notes for any note holder, we will waive such condition for all note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, promptly following the expiration date.

In addition, we reserve the absolute right in our sole discretion to:

•

purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under “The Exchange Offer — Conditions,” to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

•	to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering, each holder will represent to us that, among other things:

•

such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

•	neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes in violation of the Securities Act, and

•	if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company (“DTC”) for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account with respect to the original notes in accordance with DTC’s procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their original notes and

•	whose original notes are not immediately available; or

•

who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer; or

•	who cannot complete the procedures for delivery by book-entry transfer prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer,

may effect a tender if:

•	the tender is made by or through an “eligible guarantor institution”;

•

prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent’s message in lieu of such letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•

a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent’s message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 11:59 p.m., New York City time, on the expiration date.

To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 11:59 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the depositor, who is the person having deposited the original notes to be withdrawn;

•

identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•

be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender; and

•	specify the name in which any such original notes are to be registered, if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under “The Exchange Offer — Exchange Offer Procedures” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if:

•	in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

•	any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

•	any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated for that purpose.

If any of the foregoing conditions exist, we may, in our reasonable discretion:

•	refuse to accept any original notes and return all tendered original notes to the tendering holders;

•

extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes; or

•

waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer, if necessary, so that at least five business days remain prior to the expiration date following the date of such prospectus supplement.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to U.S. Bank National Association addressed as follows:

By Mail, Overnight Courier or Hand Delivery:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS2N

St. Paul, MN 55107

Attention: Specialized Finance Department

Reference: Beazer Homes USA, Inc. Exchange

By Facsimile:

(651) 495-8158

Attention: Specialized Finance Department

Reference: Beazer Homes USA, Inc. Exchange

To Confirm by Telephone or for Information:

(800) 934-6802

Reference: Beazer Homes USA, Inc. Exchange

U.S. Bank National Association is the trustee under the indenture governing the original notes and the new notes.

Fees and Expenses

We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by U.S. Bank National Association as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

We will pay U.S. Bank National Association as exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and conditions of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

Neither our affiliates nor the affiliates of the guarantors have any interest, direct or indirect, in the exchange offer.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations to register an exchange offer of the new notes for the original notes required by the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

The net proceeds from the sale of the original notes were approximately $241.8 million. The net proceeds that we received from the sale of the original notes were used to replenish cash used to fund open market repurchases and/or the redemption of our outstanding senior notes, including our 8 3/8% Senior Notes due 2012, our 6 1/2% Senior Notes due 2013 and our 4 5/8% Convertible Senior Notes due 2024.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of earnings to fixed charges for the periods presented.

	Fiscal Year Ended September 30,					Fiscal Quarter Ended December 31, 2010
	2006	2007	2008	2009	2010
Ratio of Earnings to Fixed Charges(1)	5.3X	—	—	—	—	—

(1)	Computed by dividing earnings by fixed charges. “Earnings” consist of (a) income (loss) from continuing operations before income taxes, (b) amortization of previously capitalized interest and (c) fixed charges, exclusive of capitalized interest cost. “Fixed charges” consist of (a) interest incurred, (b) amortization of deferred loan costs and debt discount and (c) that portion of operating lease rental expense (33%) deemed to be representative of interest. Earnings for fiscal years ended September 30, 2007, 2008, 2009 and 2010, and the fiscal quarter ended December 31, 2010, were insufficient to cover fixed charges by $390 million, $524 million, $39 million, $16 million and $22 million, respectively.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2010. This table should be read in conjunction with our historical financial statements and related notes in our Form 10-Q for the fiscal year ended December 31, 2010, incorporated herein by reference.

As of December 31, 2010
($ in thousands)
Cash and cash equivalents	$451,744
Restricted Cash	70,624

Total cash, cash equivalents and restricted cash	$522,368

Debt:
Revolving credit facility	$—
Cash-Secured facilities	32,591
Senior notes
6 7/8% Senior notes due 2015	197,454
8 1/8% Senior notes due 2016	172,879
12% Senior secured notes due 2017	250,000
9.125% Senior notes due 2018	300,000
9.125% Senior notes due 2019	250,000
Senior amortizing notes due 2013	13,490
Subordinated notes
Junior subordinated notes	47,986
7 1/2% Mandatory convertible subordinated notes due 2013	57,500
Other secured notes payable	10,676
Unamortized debt discounts	(26,242)

Total debt	$1,306,334

Stockholders’ equity:
Common stock, $.001 par value; 180,000,000 shares authorized; 76,392,976 shares issued and outstanding	$76
Additional paid-in capital	619,967
Accumulated deficit	(270,395)

Total stockholders’ equity	$349,648

Total capitalization	$1,655,982

DESCRIPTION OF OTHER INDEBTEDNESS

Secured Revolving Credit Facility — On August 5, 2009, we entered into an amendment to our Secured Revolving Credit Facility (the “revolving credit facility”) that reduced the size of the facility to $22 million. The revolving credit facility is provided by one lender. The revolving credit facility provides for future working capital and letter of credit needs collateralized by either cash or assets of the Company at our option, based on certain conditions and covenant compliance. As of December 31, 2010, we have elected to cash collateralize all letters of credit; however we have pledged approximately $953 million of inventory assets to our revolving credit facility to collateralize potential future borrowings or letters of credit. The revolving credit facility contains certain covenants, including negative covenants and financial maintenance covenants, with which we are required to comply. Subject to our option to cash collateralize our obligations under the revolving credit facility upon certain conditions, our obligations under the revolving credit facility are secured by liens on substantially all of our personal property and a significant portion of our owned real properties. There were no outstanding borrowings under the revolving credit facility as of December 31, 2010.

We have entered into stand-alone, cash-secured letter of credit agreements with banks to maintain pre-existing letters of credit and to provide for the issuance of new letters of credit. The letter of credit arrangements combined with our revolving credit facility provide a total letter of credit capacity of approximately $92.2 million. As of December 31, 2010, we have secured letters of credit using cash collateral in restricted accounts totaling $38.0 million. We may enter into additional arrangements to provide additional letter of credit capacity.

Senior Notes — Our 6  7/8% Senior Notes due 2015 (the “2015 Notes”), 8  1/8% Senior Notes due 2016 (the “2016 Notes”) and 9.125% Senior Notes due 2018 (the “2018 Notes” and, together with the 2015 Notes and the 2016 Notes, the “existing senior notes”) are unsecured obligations ranking pari passu with all other existing and future senior indebtedness. The senior secured notes (as defined below) are secured obligations ranking pari passu with all other existing and future senior indebtedness. Substantially all of our significant subsidiaries are full and unconditional guarantors of the existing senior notes and are jointly and severally liable for obligations under the existing senior notes and the revolving credit facility. Each guarantor subsidiary is a 100% owned subsidiary of Beazer Homes.

The indentures under which the existing senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. The indentures provide that, in the event of defined changes in control or, except with respect to the 2018 Notes, if our consolidated tangible net worth falls below a specified level or in certain circumstances upon a sale of assets, we are required to offer to repurchase certain specified amounts of outstanding existing senior notes. Specifically, each indenture (other than the indenture governing the 2018 Notes) requires us to offer to purchase 10% of each series of existing senior notes at par if our consolidated tangible net worth (defined as stockholders’ equity less intangible assets as defined) is less than $85 million at the end of any two consecutive fiscal quarters. Such offer need not be made more than twice in any four-quarter period. If triggered and fully subscribed, this could result in our having to purchase 10% of outstanding existing senior notes (excluding the 2018 Notes) one or more times, in an amount equal to $62.5 million for the first time based on the original principal amounts of the applicable notes outstanding at December 31, 2010. Our tangible net worth (defined in the indentures governing the existing senior notes as stockholders’ equity less certain intangible assets) was $297.3 million at December 31, 2010.

On September 11, 2009, we issued and sold $250 million aggregate principal amount of our 12% Senior Secured Notes due 2017 (the “senior secured notes”) through a private placement. In March 2010, we completed an offer to exchange substantially all of the senior secured notes for new senior secured notes that were registered under the Securities Act. The indenture under which the senior secured notes were issued contains covenants which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create liens on assets of the Company or its restricted subsidiaries. Upon a change of control, as defined therein, the indenture requires us to make an offer to repurchase the senior secured notes at 101% of their principal amount, plus accrued and unpaid interest. If we sell certain assets and do not reinvest the net proceeds in compliance with the indenture, then we must use the net proceeds to offer to repurchase the senior secured notes at 100% of their principal amount, plus accrued and unpaid interest.

Prior to October 15, 2012, we may redeem the senior secured notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus the applicable premium amount as set forth in the indenture. Thereafter, we may redeem some or all of the senior secured notes at redemption prices set forth in the indenture. The senior secured notes are secured on a second priority basis by, subject to exceptions specified in the security documents and permitted liens, substantially all of the tangible and intangible assets of the Company and the guarantors of the senior secured notes, but excluding in any event the capital stock of any subsidiary or other affiliate held by the Company or any guarantor.

Senior Amortizing Notes — On May 10, 2010, we issued 3.0 million 7.25% Tangible Equity Units (the “units”). Each unit is comprised of a prepaid stock purchase contract (the “purchase contracts”) and a senior amortizing note due August 15, 2013 (the “amortizing notes”) issued by us, which has an initial principal amount of $5.246 per amortizing note and a scheduled final installment payment date of August 15, 2013. The amortizing notes pay the holders equal quarterly installments of $0.453125 per amortizing note, which in the aggregate is equivalent to a 7.25% cash payment per year with respect to each $25 stated amount of the units. The amortizing notes are our unsecured senior obligations and rank equally with all of our other unsecured senior indebtedness. If we elect to settle the purchase contracts early, the purchase contract holders will have the right to require us to repurchase such holders’ amortizing notes, except in certain circumstances.

Mandatory Convertible Subordinated Notes — On January 12, 2010, we issued $57.5 million aggregate principal amount of 7 1/2% Mandatory Convertible Subordinated Notes due 2013 (the “convertible subordinated notes”). The convertible subordinated notes are general, unsecured obligations, are not guaranteed by any of our subsidiaries and rank junior to all of our existing and future senior indebtedness and to all indebtedness of our subsidiaries. The convertible subordinated notes rank pari passu to our unsecured junior subordinated notes which mature on July 30, 2036.

The convertible subordinated notes will mature on January 15, 2013. At the stated maturity date, unless previously converted, each convertible subordinated note will automatically convert into shares of our common stock. Prior to the stated maturity date, holders may convert the convertible subordinated notes, in whole or in part, into shares of our common stock at the then-applicable defined minimum conversion rate.

If our consolidated tangible net worth on the last day of the most recent fiscal quarter is less than $85 million, we may require holders to convert all of the convertible subordinated notes. In addition, if a “fundamental change” (as defined in the convertible subordinated notes) occurs prior to the stated maturity date, we will provide for the conversion of the notes by permitting holders to submit their notes for conversion at anytime during the period beginning on the effective date of such fundamental change and ending on the earlier of either the stated maturity date or the date 20 days after the effective date of the fundamental change. Any notes converted as a result of our consolidated tangible net worth or a fundamental change will require us to make an interest make-whole payment to holders.

Junior Subordinated Notes — On June 15, 2006, we completed a private placement of $103.1 million of unsecured junior subordinated notes which mature on July 30, 2036 and are redeemable at par on or after July 30, 2011 and pay a fixed rate of 7.987% for the first ten years ending July 30, 2016. Thereafter, the securities have a floating interest rate equal to three-month LIBOR plus 2.45% per annum, resetting quarterly. These notes were issued to Beazer Capital Trust I, which simultaneously issued, in a private transaction, trust preferred securities and common securities with an aggregate value of $103.1 million to fund its purchase of these notes. The transaction is treated as debt in accordance with GAAP. The obligations relating to these notes and the related securities are subordinated to the revolving credit facility and the senior notes and are subordinated to the original notes and new notes.

On January 15, 2010, the Company entered into (i) an exchange agreement with Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd. and Taberna Preferred Funding VIII, Ltd. (the “Exchange Agreement”) and (ii) a junior subordinated indenture with Wilmington Trust Company, as trustee (the “Junior Subordinated Indenture”). Pursuant to the Exchange Agreement, the Taberna Entities, as holders of outstanding trust preferred securities, exchanged the trust preferred securities (which were cancelled) for $75 million aggregate principal amount of new junior subordinated notes issued under the Junior Subordinated Indenture. The material terms of the junior subordinated notes are consistent with the terms of the trust preferred securities, with certain exceptions.

The junior subordinated notes have a 30-year term ending July 30, 2036. Until July 30, 2016, the junior subordinated notes will pay interest at a fixed rate of 7.987%. After July 30, 2016, when the distribution rate on the trust preferred securities would have changed from a fixed rate to a floating rate set at LIBOR plus 2.45%, the junior subordinated notes will also float at that rate, but will be subject to a floor of 4.25% and a cap of 9.25%. In addition, the Company will now have the option to redeem the junior subordinated notes beginning on June 1, 2012 at 75% of par value, and beginning on June 1, 2022 the redemption price will increase by 1.785% per year. As of December 31, 2010, the unamortized accretion of the junior subordinated notes was $52.8 million, which will be amortized over the remaining life of the notes.

Cash-Secured Facilities — On November 16, 2010, we entered into the two separate Cash-Secured Facilities with Citibank, N.A. (“Citi”) and an affiliate of Deutsche Bank AG (“Deutsche Bank”). Pursuant to the terms of the Cash-Secured Facilities, we have the right to borrow up to an aggregate of $137.5 million under each facility in a maximum of two borrowings. The Cash-Secured Facilities mature on November 16, 2017; however, the lenders thereunder have the right to require us to repay the loans in full on each of the second and fourth anniversaries of the closing date. We may, at our option, prepay loans under the Cash-Secured Facilities at anytime without any prepayment penalty. Outstanding amounts under the Citi and Deutsche Bank Cash-Secured Facilities bear interest at a rate per annum equal to LIBOR plus 40 basis points and 35 basis points, respectively.

Borrowings under the Cash-Secured Facilities are our senior secured obligations and are not guaranteed by any of our subsidiaries. The Cash-Secured Facilities are secured by accounts (the “Collateral Accounts”) maintained with the lending banks (or their affiliates) and we are required to maintain a balance in such Collateral Accounts equal to the amounts outstanding under the Cash-Secured Facilities. The Citi and Deutsche Bank Collateral Accounts will earn a return equal to LIBOR and LIBOR minus 5 basis points, respectively. The Cash-Secured Facilities also include customary covenants and events of default. As of December 31, 2010, we had approximately $32.6 million outstanding under the Cash-Secured Facilities.

Other Secured Notes Payable — We periodically acquire land through the issuance of notes payable. As of December 31, 2010, we had outstanding notes payable of $10.7 million, primarily related to land acquisitions. These notes payable expire at various times through 2011 and had fixed and variable rates ranging from 7.3% to 9.0% at December 31, 2010. These notes are secured by the real estate to which they relate.

The agreements governing these secured notes payable contain various affirmative and negative covenants. There can be no assurance that we will be able to obtain any future waivers or amendments that may become necessary without significant additional cost or at all. In each instance, however, a covenant default can be cured by repayment of the indebtedness.

As of September 30, 2010 and December 31, 2010, we were in compliance with all covenants under our Senior Notes and other outstanding indebtedness.

DESCRIPTION OF THE NOTES

In this section, references to the “Company” mean Beazer Homes USA, Inc. only and not to any of its subsidiaries unless the context otherwise requires, and references to the “Notes” in this section are references to the outstanding 9.125% Senior Notes due 2019 and the new exchange 9.125% Senior Notes due 2019 offered hereby, collectively. Definitions for certain other defined terms may be found under “Description of the Notes — Certain Definitions” appearing below.

The Notes were issued as a series of securities under the Indenture dated as of April 17, 2002, and a Fourteenth Supplemental Indenture thereto dated as of November 12, 2010 (as so supplemented, the “Indenture”), among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The following summary of certain provisions of the Indenture do not purport to be complete and are subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. Wherever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference. A copy of the Indenture is available to any holder of the Notes upon request to the Company.

General

The Notes are senior unsecured obligations of the Company. The aggregate principal amount of the Notes outstanding is $250 million. The Company may issue additional Notes (“Additional Notes”) from time to time subject to the limitations set forth under “Certain Covenants — Limitations on Additional Indebtedness.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include the new notes and any Additional Notes that are actually issued. The Notes are guaranteed by each of the Subsidiary Guarantors pursuant to the guarantees (the “Subsidiary Guarantees”) described below.

The Notes bear interest at the rate of 9.125% per annum from the Issue Date, payable on May 15 and November 15 of each year, commencing on May 15, 2011, to holders of record (the “Holders”) at the close of business on May 1 or November 1, as the case may be, immediately preceding the respective interest payment date. The Notes will mature on May 15, 2019. Interest is computed on the basis of a 360-day year of twelve 30-day months.

Principal, premium, if any, and interest on the Notes is payable, and the Notes may be presented for registration of transfer or exchange, at the offices of the Trustee. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the Notes. Initially, the Trustee will act as the Paying Agent and the Registrar under the Indenture. The Company may subsequently act as the Paying Agent and/or the Registrar and the Company may change any Paying Agent and/or any Registrar without prior notice to the Holders.

Ranking

The Notes are senior unsecured obligations of the Company and rank (i) senior in right of payment to all existing and future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes (or to all senior Indebtedness), (ii) pari passu in right of payment with all existing and future Indebtedness of the Company that is not so subordinated and (iii) effectively subordinate to all Secured Indebtedness to the extent of the value of the assets securing such obligations.

The Subsidiary Guarantees are senior unsecured obligations of the Subsidiary Guarantors and rank (i) senior in right of payment to all existing and future Indebtedness of the Subsidiary Guarantors that is, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantees (or to all senior Indebtedness), (ii) pari passu in right of payment with all existing and future Indebtedness of the Subsidiary Guarantors that is not so subordinated and (iii) effectively subordinate to all Secured Indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such obligations.

As of December 31, 2010, the Company and the Subsidiary Guarantors had approximately $1.3 billion of Indebtedness outstanding, net of unamortized discount of $26.2 million and unamortized accretion of $52.8 million, of which (i) $293.3 million was Secured Indebtedness and (ii) $105.5 million, net of accretion, was subordinate to the Notes and the Subsidiary Guarantees.

In addition, the Notes and the Subsidiary Guarantees are structurally subordinated to all existing and future liabilities of our Subsidiaries that do not guarantee the Notes. As of December 31, 2010, our non-guarantor Subsidiaries had approximately $3.8 million of liabilities (excluding intercompany obligations) in the aggregate.

Optional Redemption

The Company may redeem all or any portion of the Notes at any time and from time to time on or after November 15, 2014 and prior to maturity at the following redemption prices (expressed in percentages of the principal amount thereof) together, in each case, with accrued and unpaid interest to the date fixed for redemption, if redeemed during the 12-month period beginning on November 15 of each year indicated below:

Year	Percentage
2014	104.563%

2015	102.281%

2016 and thereafter	100.000%

In addition, on or prior to November 15, 2013, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture with the net proceeds of an Equity Offering at 109.125% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption; provided, that at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remain outstanding after such redemption. Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Equity Offering.

Prior to November 15, 2014, we may, at our option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 15 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (a) the present value at such redemption date of (1) the redemption price of such Note on November 15, 2014 (such redemption price being described in the second paragraph of this “— Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through November 15, 2014 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50% per annum, over (b) the principal amount of such Note on such redemption date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2014; provided, however, that if the period from the redemption date to November 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

In the event less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes on a pro rata basis, by lot or by any other method permitted by the Indenture. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Mandatory Offer to Purchase the Notes

The Indenture requires the Company to offer to purchase all of the outstanding Notes upon a Change of Control of the Company. See “— Certain Covenants — Change of Control.” The provisions relating to an offer to purchase upon a Change of Control is not waivable by the Board of Directors of the Company. If an offer to purchase upon a Change of Control were to be required, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company is required to purchase. In addition, the Company’s ability to finance the purchase of Notes may be limited by the terms of its then existing borrowing agreements. Failure by the Company to purchase the Notes when required will result in an Event of Default with respect to the Notes.

If an offer is made to purchase Notes as a result of a Change of Control, the Company will comply with applicable law, including, without limitation, Section 14(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14e-1 thereunder, if applicable.

The Change of Control feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control feature, however, is not the result of management’s knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

The Subsidiary Guarantees

Each of the Subsidiary Guarantors will (so long as it remains a Subsidiary of the Company) unconditionally guarantee on a joint and several basis all of the Company’s obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. Each of the Subsidiary Guarantees is a senior unsecured obligation of the applicable Subsidiary Guarantor. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP. Except as provided in “— Certain Covenants” below, the Company is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

The Indenture provides that each existing and future Restricted Subsidiary (other than, in the Company’s discretion, any Restricted Subsidiary the assets of which have a Book Value of not more than $5.0 million) be a Subsidiary Guarantor and, at the Company’s discretion, any Unrestricted Subsidiary may be a Subsidiary Guarantor.

The Indenture provides that if all or substantially all of the assets of any Subsidiary Guarantor or all (or a portion sufficient to cause such Subsidiary Guarantor to no longer be a Subsidiary of the Company) of the Capital Stock of any Subsidiary Guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by the Company or any of its Subsidiaries, or, unless the Company elects otherwise, if any Subsidiary Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor or a designation as an Unrestricted Subsidiary) or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the Indenture without any further action on the part of the Trustee or any Holder of the Notes, subject in each case to compliance with the covenant set forth below under “— Certain Covenants — Limitations on Mergers and Consolidations,” as applicable.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Acquired Indebtedness” means Indebtedness of any Person and its Subsidiaries existing at the time such Person became a Subsidiary of the Company (or such Person is merged with or into the Company or one of the Company’s Subsidiaries) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (i) such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries) or (ii) such acquisition of assets from any such Person.

“Adjusted Consolidated Tangible Net Worth” of the Company means Consolidated Tangible Net Worth plus the amount of any Mandatory Convertible Notes.

“Adjusted Indebtedness” of the Company means the Company’s Indebtedness minus the amount of any Mandatory Convertible Notes.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of the Indenture, each executive officer and director of the Company and each Subsidiary of the Company will be an Affiliate of the Company. In addition, for purposes of the Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” will not include, with respect to the Company or any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company, any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company.

“Asset Sale” for any Person means the sale, transfer, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person’s assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the date of the Indenture or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate Fair Market Value of $5.0 million or more as to each such transaction or series of related transactions; provided, however, that none of the following shall constitute an Asset Sale:

(i) a transaction or series of related transactions that results in a Change of Control;

(ii) sales of homes or land in the ordinary course of business;

(iii) sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps, of real estate or other assets, in each case in the ordinary course of business, for development or disposition of the Company’s or any of its Subsidiaries’ projects;

(iv) sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Company’s or its Subsidiaries’ projects in the ordinary course of business;

(v) transactions between the Company and any of its Restricted Subsidiaries, or among such Restricted Subsidiaries;

(vi) a transaction involving the sale of Capital Stock of, or the disposition of assets in, an Unrestricted Subsidiary;

(vii) any exchange or swap of assets of the Company or any Restricted Subsidiary for assets (including Capital Stock of any Person that is or will be a Restricted Subsidiary following receipt thereof) that (a) are to be used by the Company or any Restricted Subsidiary in the ordinary course of business and (b) have a Fair Market Value not less than the Fair Market Value of the assets exchanged or swapped;

(viii) any disposition of Cash Equivalents or obsolete or worn out equipment, in each case, in the ordinary course of business;

(ix) the sale or other disposition of assets no longer used or useful in the conduct of business of the Company or any of its Restricted Subsidiaries; and

(x) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described under the heading “Limitations on Restricted Payments.”

“Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Book Value” means, with respect to any asset of the Company or any of its Subsidiaries, the book value thereof as reflected in the most recent consolidated financial statements of the Company filed with SEC (or if such asset has been acquired after the date of such financial statements, the then-current book value thereof as reasonably determined by the Company consistent with recent practices).

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means any security or instrument that constitutes a cash equivalent under GAAP, including any of the following:

(i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year of the date of acquisition thereof;

(ii) certificates of deposit, time deposits, bankers acceptances and other obligations placed with commercial banks organized under the laws of the United States of America or any state thereof, or branches or agencies of foreign banks licensed under the laws of the United States of America or any state thereof, having a short-term rating of not less than A- by Moody’s or S&P at the time of acquisition, and having a maturity of not more than one year;

(iii) commercial paper rated at least P-1, A-1 or the equivalent thereof by Moody’s or S&P, respectively, and in each case maturing not more than one year from the date of the acquisition thereof;

(iv) repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof; and

(v) investments in money market funds (a) substantially all of the assets of which consist of investments described in the foregoing clauses (i) through (iv) or (b) which (1) have total net assets of at least $2.0 billion, (2) have investment objectives and policies that substantially conform with the Company’s investment policy as in effect from time to time, (3) purchase only first-tier or U.S. government obligations as defined by Rule 2a-7 of the SEC promulgated under the Investment Company Act of 1940 and (4) otherwise comply with such Rule 2a-7.

“Change of Control” means any of the following:

(i) the sale, transfer, lease, conveyance or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act); provided that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, 50% or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control;

(ii) the acquisition by the Company and/or any of its Subsidiaries of 50% or more of the aggregate voting power of all classes of Common Equity of the Company in one transaction or a series of related transactions;

(iii) the liquidation or dissolution of the Company; provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the “provided” clause of clause (i) above will not constitute a Change of Control under this clause (iii);

(iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person, including a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Company or of any Person that possesses “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Company or (b) less than 50% (measured by the aggregate voting power of all classes) of the Common Equity of the Company being registered under Section 12(b) or 12(g) of the Exchange Act;

(v) a majority of the Board of Directors of the Company not being comprised of Continuing Directors; or

(vi) a change of control shall occur as defined in the instrument governing any publicly-traded debt securities of the Company which requires the Company to repay or repurchase such debt securities.

“Common Equity” of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Cash Flow Available for Fixed Charges” of the Company and its Restricted Subsidiaries means for any period, the sum of the amounts for such period of:

(i) Consolidated Net Income, plus

(ii) Consolidated Income Tax Expense (without regard to income tax expense or credits attributable to extraordinary and nonrecurring gains or losses on Asset Sales), plus

(iii) Consolidated Interest Expense, plus

(iv) all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest amortized to cost of sales), plus

(v) all other non-cash items reducing Consolidated Net Income during such period, minus

(vi) all other non-cash items increasing Consolidated Net Income during such period; all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date to (ii) the aggregate Consolidated Interest Incurred of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date; provided that:

(i) with respect to any Indebtedness Incurred during, and remaining outstanding at the end of, such four full fiscal quarters period, such Indebtedness will be assumed to have been incurred as of the first day of such four full fiscal quarters period;

(ii) with respect to Indebtedness repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) during such four full fiscal quarters period, such Indebtedness will be assumed to have been repaid on the first day of such four full fiscal quarters period;

(iii) with respect to the Incurrence of any Acquired Indebtedness, such Indebtedness and any proceeds therefrom will be assumed to have been Incurred and applied as of the first day of such four full fiscal quarters period, and the results of operations of any Person and any Subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company’s Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such four full fiscal quarters period; and

(iv) with respect to any other transaction pursuant to which any Person becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company’s Subsidiaries or pursuant to which any Person’s assets are acquired, such Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four full fiscal quarters period, but only if such transaction would require a pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act.

“Consolidated Income Tax Expense” of the Company for any period means the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Incurred” of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” of the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

(i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period;

(ii) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(iii) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period;

(iv) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and

(v) the gains (but not losses) realized during such period by the Company or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (b) Asset Sales by the Company or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Company or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Company or any of its Restricted Subsidiaries during such period; provided, further, that there will be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Company or any of its Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period.

“Consolidated Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less: (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

“Consolidated Tangible Net Worth” of the Company as of any date means the stockholders’ equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders’ equity, less the amount of Intangible Assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

“Continuing Director” means at any date a member of the Board of Directors of the Company who:

(i) was a member of the Board of Directors of the Company on the Issue Date; or

(ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

“Covenant Trigger Date” means the earlier of (i) 24 months from the Issue Date and (ii) the date that the Net Income Threshold is met.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities or other financing arrangements (including, without limitation, commercial paper or letter of credit facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness (including the Revolving Credit Facility), including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures, credit facilities, letter of credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted by the covenant described under “Certain Covenants — Limitation on Additional Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Notes will not constitute Disqualified Stock if the Change of Control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the “Change of Control” covenant set forth in the Indenture and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company’s repurchase of Notes pursuant to the “Change of Control” covenant set forth in the Indenture.

“Disqualified Stock Dividend” of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

“Equity Offering” means a public or private equity offering or sale after the Issue Date by the Company for cash of Capital Stock, other than an offering or sale of Disqualified Stock.

“Event of Default” has the meaning set forth in “Description of the Notes — Events of Default.”

“Exchange Notes” means any notes issued in exchange for the Notes pursuant to the Registration Rights Agreement or similar agreement.

“Existing Indebtedness” means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s length transaction between a willing seller under no compulsion to sell and a willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee.

“GAAP” means generally accepted accounting principles set forth in the opinions and interpretations of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Incur” (and derivatives thereof) means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication,

(i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than any obligation to pay a contingent purchase price which, as of the date of incurrence thereof, is not required to be recorded as a liability in accordance with GAAP);

(iii) all fixed obligations of such Person in respect of letters of credit or other similar instruments or reimbursement obligations with respect thereto (other than standby letters of credit or similar instruments issued for the benefit of, or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business);

(iv) all obligations of such Person with respect to Hedging Obligations (other than those that fix or cap the interest rate on variable rate Indebtedness otherwise permitted by the Indenture or that fix the exchange rate in connection with Indebtedness denominated in a foreign currency and otherwise permitted by the Indenture);

(v) all Capitalized Lease Obligations of such Person;

(vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person to the extent of the Fair Market Value of such asset;

(vii) all Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability; and

(viii) all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends); provided, that Indebtedness shall not include accrued expenses, accounts payable, trade payables, liabilities related to inventory not owned, customer deposits or deferred income taxes arising in the ordinary course of business. The amount of Indebtedness of any Person at any date will be:

(a) the outstanding balance at such date of all unconditional obligations as described above;

(b) the maximum liability of such Person for any contingent obligations under clause (vii) above; and

(c) in the case of clause (vi) (if the Indebtedness referred to therein is not assumed by such Person), the lesser of the (1) Fair Market Value of all assets subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (2) amount of the Indebtedness secured.

“Intangible Assets” of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

“Interest Expense” of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers’ acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest amortized to cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not paid during such period.

“Interest Incurred” of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers’ acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption “interest expense” or any like caption, and all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any other Person during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not declared during such period.

“Investments” of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital

Stock or other securities of any other Person and (iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP. For all purposes of the Indenture, the amount of any such Investment shall be the Fair Market Value thereof (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value). The making of any payment in accordance with the terms of a guarantee or other contingent obligation permitted under the Indenture shall not be considered an Investment.

“Issue Date” means the initial date of issuance of the Notes under the Indenture.

“Legal Holiday” means Saturday, Sunday or a day on which banking institutions in New York, New York, Atlanta, Georgia or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement).

“Mandatory Convertible Notes” means any Indebtedness of a Person, the principal amount of which is payable at maturity solely in Capital Stock of such Person (provided that a requirement to pay accrued, but unpaid interest on such Indebtedness in cash at maturity or a requirement to pay cash fees, expenses or premiums as a result of the acceleration of payment, early redemption or otherwise with respect to such Indebtedness shall not disqualify such Indebtedness as Mandatory Convertible Notes).

“Material Subsidiary” means any Subsidiary of the Company which accounted for 5% or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt rating business.

“Net Income Threshold” means Consolidated Net Income of greater than $0.01 for any two consecutive fiscal quarters ended on or after the Issue Date.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens or (c) in the case of the borrower thereof only, other obligations in respect of such Indebtedness that are payable solely as a result of a voluntary bankruptcy filing (or similar filing or action) by such borrower.

“Obligations” means, with respect to any Indebtedness, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer, the treasurer, or any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of a Person.

“Officers’ Certificate” means a certificate signed by two Officers, one of whom must be the Person’s chief executive officer, chief operating officer, chief financial officer or chief accounting officer.

“Paying Agent” means any office or agency where Notes and the Subsidiary Guarantees may be presented for payment.

“Permitted Investments” of any Person means any Investments of such Person that are not Restricted Investments.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that:

(i) the Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all;

(ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended or (b) after the maturity date of the Notes;

(iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes;

(iv) such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding (including accrued interest) under the Indebtedness being refunded, refinanced or extended plus an amount necessary to pay any reasonable fees and expenses, including premiums and defeasance costs, related to such refinancing; and

(v) such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded, refinanced or extended, except that the Company may Incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary.

“Registrar” means an office or agency where Notes may be presented for registration of transfer or for exchange.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes, dated the Issue Date, among the Company, the Subsidiary Guarantors and the initial purchasers.

“Restricted Investment” means any Investment in joint ventures or Unrestricted Subsidiaries having an aggregate fair market value (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this definition that are at the time outstanding, net of any amounts paid to the Company or any Restricted Subsidiary as a return of, or on, such Investments, not to exceed 5.0% of Consolidated Tangible Assets.

“Restricted Payment” means any of the following:

(i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of the Capital Stock of the Company or any Restricted Subsidiary (other than (a) dividends, payments or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or a Restricted Subsidiary and (b) in the case of a Restricted Subsidiary, dividends, payments or distributions payable to the Company or to another Restricted Subsidiary and pro rata dividends, payments or distributions payable to minority stockholders of such Restricted Subsidiary);

(ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company or any Restricted Subsidiary (other than Capital Stock held by the Company or a Restricted Subsidiary);

(iii) any Restricted Investment; and

(iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any Subordinated Indebtedness (other than (a) Indebtedness permitted under clause (vii) of the second paragraph of the covenant described under “Limitations on Additional Indebtedness” or (b) the payment, redemption, repurchase, defeasance or other acquisition or retirement of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance or other acquisition or retirement);

provided, however, that Restricted Payments will not include any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of the Company or a Restricted Subsidiary if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of the Company or a Restricted Subsidiary.

“Restricted Subsidiary” means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the Amended and Restated Credit Agreement, dated as of August 5, 2009, among the Company, the lenders and letter of credit issuers party thereto, and Citibank, N.A., as agent and swingline lender, as such facility may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time.

“S&P” means Standard and Poor’s Ratings Service, a division of McGraw Hill, Inc., a New York corporation, or any successor to its debt rating business.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness which is secured by (i) a Lien on any property of the Company or any Restricted Subsidiary or (ii) a Lien on shares of stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation or on equity interests owned by the Company or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Company or a Restricted Subsidiary has an equity interest; provided that “Secured Indebtedness” shall not include Non-Recourse Indebtedness. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Indebtedness shall be deemed to be the creation of Secured Indebtedness at the time security is given.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Register” is a register of the Notes and of their transfer and exchange kept by the Registrar.

“Subordinated Indebtedness” means any Indebtedness which is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

“Subsidiary” of any Person means any (i) corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is directly or indirectly beneficially owned by such Person and (ii) any entity other than a corporation of which such Person, directly or indirectly, beneficially owns at least a majority of the Common Equity; provided that in each of case (i) and (ii), such Person is required to consolidate such entity in accordance with GAAP.

“Subsidiary Guarantee” means the guarantee of the Notes by each Subsidiary Guarantor under the Indenture.

“Subsidiary Guarantors” means (i) each of the Company’s Restricted Subsidiaries in existence on the Issue Date, other than The Ridings Development LLC and (ii) each of the Company’s Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor trustee serving under the Indenture.

“Unrestricted Subsidiary” means United Home Insurance Corporation, a Vermont corporation, Security Title Insurance Company, Inc., a Vermont corporation, and, to the extent considered a Subsidiary of the Company, Beazer Homes Capital Trust I, and each of the Subsidiaries of the Company (including any newly formed or acquired Subsidiary) so designated by a resolution adopted by the Board of Directors of the Company as provided below and provided that:

(i) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (a) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (b) is directly or indirectly liable for any Indebtedness of such Subsidiary;

(ii) the creditors with respect to Indebtedness for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Indebtedness of such Subsidiary; and

(iii) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company and of its other Subsidiaries (other than other Unrestricted Subsidiaries), to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

The Board of Directors of the Company, or a committee thereof, may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the “Limitations on Additional Indebtedness” covenant set forth in the Indenture as of the date of such redesignation;

(ii) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the “Limitations on Additional Indebtedness” covenant set forth in the Indenture; and

(iii) the Liens on the property and assets of such Unrestricted Subsidiary could then be incurred in accordance with the “Limitations on Secured Indebtedness” covenant set forth in the Indenture as of the date of such redesignation.

Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the “Limitations on Restricted Payments” covenant set forth in the Indenture;

(ii) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under the “Limitations on Restricted Payments” covenant set forth in the Indenture, either (a) the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the “Limitations on Additional Indebtedness” covenant set forth in the Indenture or (b) the Consolidated Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(iii) no Default or Event of Default shall have occurred or be continuing. Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

“U.S. Government Obligations” means securities which are (i) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (a) above.

“Wholly Owned Subsidiary” of any Person means (i) a Subsidiary of which 100% of the Common Equity (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

Certain Covenants

The following is a summary of certain covenants that are contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding or until the Notes are defeased pursuant to provisions described under “— Discharge and Defeasance of Indenture.”

Limitations on Restricted Payments

The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the date of the Indenture if at the time of such Restricted Payment:

(i) the amount of such proposed Restricted Payment (the amount of such Restricted Payment, if other than in cash, will be determined in good faith by a majority of the disinterested members of the Board of Directors of the Company), when added to the aggregate amount of all Restricted Payments (excluding Restricted Payments permitted by the next succeeding paragraph) declared or made after the Issue Date exceeds the sum of:

(a) $200.0 million, plus

(b) 50% of the Company’s Consolidated Net Income accrued during the period (taken as a single period) commencing on the first day of the fiscal quarter in which the Covenant Trigger Date occurs and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such aggregate deficit); provided, that for purposes of this calculation, if a Covenant Trigger Date Occurs as the result of the Company achieving the Net Income Threshold, the Covenant Trigger Date will be deemed to have occurred as of the first day of the second fiscal quarter included in calculating such Net Income Threshold, plus

(c) the net cash proceeds derived from the issuance and sale of Capital Stock of the Company and its Restricted Subsidiaries (or any capital contribution to the Company or a Restricted Subsidiary) that is not Disqualified Stock (other than a sale to, or a contribution by, a Subsidiary of the Company) after the Issue Date, plus

(d) 100% of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Company or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Company) after the Issue Date that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock, plus

(e) 100% of the aggregate amounts received by the Company or any Restricted Subsidiary from the sale, disposition or liquidation (including by way of dividends) of any Investment (other than to any Subsidiary of the Company and other than to the extent sold, disposed of or liquidated with recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets) but only to the extent (1) not included in clause (b) above and (2) that the making of such Investment constituted a permitted Restricted Investment (to the extent the Investment was made after the Issue Date), plus

(f) 100% of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Company which is released (other than due to a payment on such guarantee) after the Issue Date, but only to the extent that such guarantee constituted a permitted Restricted Payment, plus

(g) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date, and only to the extent not included in clause (b) above), an amount equal to the lesser of (1) the proportionate interest of the Company or a Restricted Subsidiary in an amount equal to the excess of (I) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of Book Value and Fair Market Value thereof, over (II) the total liabilities of such Subsidiary, determined in accordance with GAAP and (2) the amount of the Restricted Payment deemed to be made upon such Subsidiary’s designation as an Unrestricted Subsidiary; or

(ii) the Company would be unable to incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the “Limitations on Additional Indebtedness” covenant set forth in the Indenture; or

(iii) a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

Notwithstanding the foregoing, the “Limitation on Restricted Payments” covenant set forth in the indenture will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of the Indenture on the date of declaration;

(ii) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement of shares of the Company’s Capital Stock or the Company’s or a Restricted Subsidiary’s Indebtedness for, or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Stock), provided that the proceeds of any such sale will be excluded in any computation made under clause (c) above;

(iii) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness, including premium, if any, with the proceeds of Refinancing Indebtedness; or

(iv) other Restricted Payments made after the Issue Date in an amount not to exceed $50.0 million in the aggregate.

Limitations on Additional Indebtedness

The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to, Incur any Indebtedness including Acquired Indebtedness; provided that the Company and the Subsidiary Guarantors may Incur Indebtedness, including Acquired Indebtedness, if, after giving effect thereto and the application of the proceeds therefrom, either (i) the Company’s Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of Adjusted Indebtedness of the Company and the Restricted Subsidiaries to Adjusted Consolidated Tangible Net Worth is less than 7.5 to 1.

Notwithstanding the foregoing, the provisions of the Indenture will not prevent:

(i) the Company or any Restricted Subsidiary from Incurring (a) Refinancing Indebtedness or (b) Non-Recourse Indebtedness;

(ii) the Company from Incurring Indebtedness evidenced by the Notes issued on the Issue Date or any Exchange Notes issued in exchange thereof;

(iii) the Company or any Subsidiary Guarantor from Incurring Indebtedness under Credit Facilities not to exceed the greater of $250.0 million and 15.0% of Consolidated Tangible Assets;

(iv) any Subsidiary Guarantee of Indebtedness of the Company under the Notes;

(v) the Company and its Restricted Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money);

(vi) any Subsidiary Guarantor from guaranteeing Indebtedness of the Company or any other Subsidiary Guarantor, or the Company from guaranteeing Indebtedness of any Subsidiary Guarantor, in each case permitted to be Incurred under the Indenture (other than Non-Recourse Indebtedness);

(vii) (a) any Restricted Subsidiary from Incurring Indebtedness owing to the Company or any Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; provided that (1) such Indebtedness is subordinated to any Subsidiary Guarantee of such Restricted Subsidiary, if any, and (2) such Indebtedness shall only be permitted pursuant to this clause (vii)(a) for so long as the Person to whom such Indebtedness is owing is the Company or a Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary and (b) the Company from Incurring Indebtedness owing to any Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; provided that (1) such Indebtedness is subordinated to the Company’s obligations under the Notes and the Indenture, and (2) such Indebtedness shall only be permitted pursuant to this clause (vii)(b) for so long as the Person to whom such Indebtedness is owing is a Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary;

(viii) the Company and any Restricted Subsidiary from Incurring Indebtedness under Capitalized Lease Obligations or purchase money obligations, in each case Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Company or such Restricted Subsidiary, as the case may be, in an aggregate amount not to exceed $50.0 million;

(ix) the Company or any Restricted Subsidiary from Incurring obligations for, pledge of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business;

(x) the Company or any Restricted Subsidiary from incurring Indebtedness owed to a seller of entitled land, lots under development or finished lots under the terms of which the Company or such Restricted Subsidiary, as obligor, is required to make a payment upon the future sale of such land or lots; and

(xi) the Company or any Restricted Subsidiary from Incurring Indebtedness in an aggregate principal amount at any time outstanding not to exceed $100.0 million.

The Company shall not, and the Company will not cause or permit any Subsidiary Guarantor that is a Restricted Subsidiary to, directly or indirectly, in any event Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

For purposes of determining compliance with this “Limitations on Additional Indebtedness” covenant, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of this covenant, the Company, in its sole discretion, shall classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification.

Limitations on Secured Indebtedness

The Indenture provides that, notwithstanding any Indebtedness that may be incurred as described above under “Certain Covenants — Limitations on Additional Indebtedness,” the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or guarantee any Secured Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, if the Secured Indebtedness is subordinated Indebtedness) the Secured Indebtedness. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Indebtedness which is secured by:

(i) Liens on model homes, homes held for sale, homes that are under contract for sale, or any option, contract or other agreement to sell an asset;

(ii) Liens on property acquired by the Company or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that in each case such Liens (a) were in existence prior to the contemplation of such acquisition, merger or consolidation and (b) do not extend to any asset other than those of the Person merged with or into or consolidated with the Company or the Restricted Subsidiary or the property acquired by the Company or the Restricted Subsidiary;

(iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(iv) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests); or

(v) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing such other obligations.

Additionally, such permitted Secured Indebtedness includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part of Secured Indebtedness permitted at the time of the original incurrence thereof.

In addition, the Company and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Indebtedness, without equally or ratably securing the Notes, if immediately thereafter the aggregate principal amount of all Secured Indebtedness outstanding (excluding (a) Secured Indebtedness permitted under clauses (i) through (v) above and (b) any Secured Indebtedness in relation to which the Notes have been equally and ratably secured) as of the date of determination would not exceed the greater of (i) $700.0 million and (ii) 40% of Consolidated Tangible Assets.

The provisions described above with respect to limitations on Secured Indebtedness are not applicable to Non-Recourse Indebtedness by virtue of the definition of Secured Indebtedness and will not restrict the Company’s or any Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured Indebtedness, if such Indebtedness is permitted as described above under “Certain Covenants — Limitations on Additional Indebtedness.”

Change of Control

The Indenture provides that, following the occurrence of any Change of Control, the Company will so notify the Trustee in writing by delivery of an Officers’ Certificate and will offer to purchase (a “Change of Control Offer”) from all Holders, and will purchase from Holders accepting such Change of Control Offer on the date fixed for the closing of such Change of Control Offer (the “Change of Control Payment Date”), the outstanding principal amount of Notes at an offer price (the “Change of Control Price”) in cash in an amount equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date in accordance with the procedures set forth in the “Change of Control” covenant of the Indenture.

In addition, the Indenture provides that, within 30 days after the date on which a Change of Control occurs, the Company (with Notice to the Trustee) or the Trustee at the Company’s request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were Holders on the date of the Change of Control at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holder’s rights arising as a result thereof. Such notice shall specify, among other items, the Change of Control Payment Date, which shall be no earlier than 45 days nor later than 60 days from the date such notice is mailed.

The Indenture also provides that:

(i) In the event of a Change of Control Offer, the Company will only be required to accept Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(ii) Not later than one Business Day after the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (c) deliver to the Paying Agent an Officers’ Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Change of Control Price of the Notes purchased from each such Holder, and the Company will execute and, upon receipt of an Officers’ Certificate of the Company, the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company’s expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer promptly after the Change of Control Payment Date.

(iii) Any Change of Control Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

The Company may enter into other arrangements or Incur other Indebtedness with similar change of control obligations. There can be no assurance that sufficient funds will be available at the time of a Change of Control to make any required repurchases. The Company’s failure to make any required repurchases in the event of a Change of Control Offer will create an Event of Default under the Indenture.

No quantitative or other established meaning has been given to the phrase “all or substantially all” (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether a Change of Control has occurred and exercise any remedies such Holder may have upon a Change of Control. In addition, in a recent decision, the Chancery Court of Delaware raised the possibility that a change of control as a result of a failure to have “continuing directors” comprising a majority of the Board of Directors may be unenforceable on public policy grounds.

Limitations on Mergers and Consolidations

The Indenture provides that neither the Company nor any Subsidiary Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or series of related transactions), to any Person (in each case other than with the Company or another Wholly Owned Restricted Subsidiary) unless:

(i) the Person formed by or surviving such consolidation or merger (if other than the Company or such Subsidiary Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or such Subsidiary Guarantor, as the case may be, under the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, and the Indenture; and

(ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Subsidiary Guarantor with or into another Person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, that results in such Subsidiary Guarantor being released from its Subsidiary Guarantee as provided under “The Subsidiary Guarantees” above. In addition, clauses (i) and (ii) of this covenant will not apply to any transaction the purpose of which is to change the state of organization of the Company or a Restricted Subsidiary.

No quantitative or other established meaning has been given to the phrase “all or substantially all” by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such Holder may have upon the occurrence of any such transaction.

Events of Default

The following are Events of Default under the Indenture:

(i) the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(ii) the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise (including the failure to make payment pursuant to a Change of Control Offer or an Excess Proceeds Offer);

(iii) the failure by the Company or any of its Subsidiaries to comply with any of its agreements or covenants in, or provisions of, the Notes, the Subsidiary Guarantees or the Indenture and such failure continues for the period and after the notice specified below;

(iv) the acceleration of any Indebtedness that has an outstanding principal amount of $25.0 million or more in the aggregate (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries;

(v) the failure by the Company or any of its Subsidiaries to make any principal or interest payment in respect of Indebtedness with an outstanding aggregate amount of $25.0 million or more (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); provided, that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Company;

(vi) a final judgment or judgments that exceed $25.0 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

(vii) the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief against it in an involuntary case;

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(d) makes a general assignment for the benefit of its creditors;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any Material Subsidiary as debtor in an involuntary case;

(b) appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary; or

(c) orders the liquidation of the Company or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days; or

(ix) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee).

A Default as described in sub-clause (iii) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

If an Event of Default (other than an Event of Default specified in sub-clauses (vii) and (viii) above) shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes, as determined pursuant to the provisions of the “Acceleration” section of the Indenture, will be due and payable immediately. If an Event of Default with respect to the Company specified in sub-clauses (vii) and (viii) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder. The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive such Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

The Holders may not enforce the provisions of the Indenture, the Notes or the Subsidiary Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled “Change of Control”) if the Trustee determines that withholding such notice is in the Holders’ interest.

The Company is required to deliver to the Trustee a quarterly statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the Indenture.

Reports

The Indenture provides that, as long as any of the Notes are outstanding, the Company will deliver to the Trustee and mail to each Holder within 15 days after the filing of the same with the SEC copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the

Subsidiary Guarantors, if any, which the Company and the Subsidiary Guarantors may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that neither the Company nor any of the Guarantors may be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the SEC and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports with respect to the Company and the Subsidiary Guarantors as are required under Sections 13 and 15(d) of the Exchange Act. If filing of documents by the Company with the SEC as aforementioned in this paragraph is not permitted under the Exchange Act, the Company shall promptly upon written notice supply copies of such documents to any prospective holder. The Company and each Subsidiary Guarantor will also comply with the other provisions of Section 314(a) of the Trust Indenture Act. For the avoidance of doubt, this covenant shall not require the Company to file any such reports, information or documents with the SEC within any specified time period and the obligation to deliver such reports, information or documents to the Trustee and Holders shall only arise after (and only to the extent) such reports, information or documents are filed with the SEC.

Discharge and Defeasance of Indenture

The Company and the Subsidiary Guarantors may discharge their obligations under the Notes, the Subsidiary Guarantees and the Indenture by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal of, premium and interest on the Notes to maturity or redemption and the Notes mature or are to be called for redemption within one year, subject to meeting certain other conditions.

The Indenture will permit the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture with respect to the Notes and the Subsidiary Guarantees, other than the obligation to pay interest on and the principal of the Notes and certain other obligations (“legal defeasance”), at any time by:

(i) depositing in trust with the Trustee, under an irrevocable trust agreement, cash or U.S. Government Obligations in an amount sufficient to pay principal of and premium and interest on the Notes to their maturity or redemption, as the case may be, and

(ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Issue Date.

In addition, the Indenture will permit the Company and the Subsidiary Guarantors to terminate all of their obligations under the Indenture with respect to certain covenants and Events of Default specified in the Indenture, and the Subsidiary Guarantees will be released (“covenant defeasance”), at any time by:

(i) depositing in trust with the Trustee, under an irrevocable trust agreement, cash or U.S. government obligations in an amount sufficient to pay principal of, premium and interest on the Notes to their maturity or redemption, as the case may be, and

(ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the Holders of the Notes:

•	rights of registration of transfer and exchange of Notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen Notes;

•	rights of Holders of the Notes to receive payments of principal thereof, premium, if any, and interest thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties and immunities of the Trustee;

•	rights of Holders of Notes that are beneficiaries with respect to property so deposited with the Trustee payable to all or any of them; and

•	obligations of the Company to maintain an office or agency in respect of the Notes.

The Company or the Subsidiary Guarantors may exercise the legal defeasance option with respect to the Notes notwithstanding the prior exercise of the covenant defeasance option with respect to the Notes. If the Company or the Subsidiary Guarantors exercise the legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated due to an Event of Default with respect to the Notes. If the Company or the Subsidiary Guarantors exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated due to an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest then due on the Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes or waive any provision thereof to cure any ambiguity, defect or inconsistency, to comply with the “Limitations on Mergers and Consolidations” section set forth in the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for any Subsidiary Guarantee of the Notes; to add security to or for the benefit of the Notes and/or to confirm and evidence the release, termination or discharge of any Subsidiary Guarantee of the Notes when such release, termination or discharge is permitted by the Indenture; to add covenants or new events of default for the protection of the Holders of the Notes; to make any change that does not adversely affect the legal rights under the Indenture of any Holder; or to comply with or qualify the Indenture under the Trust Indenture Act.

Without the consent of each Holder affected, the Company may not:

(i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to redemption under the “Optional Redemption” section set forth in the Indenture;

(iv) make any Note payable in money other than that stated in the Note;

(v) make any change in the “Waiver of Past Defaults and Compliance with Indenture Provisions,” “Rights of Holders to Receive Payment” or, in part, the “With Consent of Holders” sections set forth in the Indenture;

(vi) modify the ranking or priority of the Notes or any Subsidiary Guarantee;

(vii) modify any of the provisions with respect to mandatory offers to repurchase Notes pursuant to the “Change of Control” covenant set forth in the Indenture after the obligation to make such mandatory offer to repurchase has arisen;

(viii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(ix) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof. Each Holder, by accepting such Notes, waives and releases all such liability.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the Notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material United States federal income tax considerations relating to the exchange of original notes for new notes and the ownership and disposition of the new notes by an initial beneficial owner of the original notes. This summary is limited to holders who will hold the notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary does not deal with the United States federal income tax considerations that may be relevant to holders subject to special treatment under the United States federal income tax laws, such as dealers in securities or foreign currency, tax exempt entities, banks, thrifts, insurance companies, retirement plans, regulated investment companies, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold the notes as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction” or other integrated transaction, holders subject to the alternative minimum tax, partnerships or other pass-through entities (or investors in such entities), certain financial institutions, expatriates and former citizens or long-term residents of the United States and United States Holders that have a “functional currency” other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion does not describe United States federal gift or estate tax consequences or any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

The federal income tax considerations set forth below are based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Holders should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the exchange of the old notes and the purchase, ownership or disposition of the new notes that are different from those discussed below.

As used herein, “United States Holders” are beneficial owners of the notes, that are, for United States federal income tax purposes:

•	individuals who are citizens or residents of the United States;

•	corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	estates, the income of which is subject to United States federal income taxation regardless of its source; or

•

trusts if (i) (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and validly elected to continue to be so treated.

As used herein, a “non-United States Holder” is a beneficial owner of the notes that is an individual, corporation, estate or trust for United States federal income tax purposes and is not a United States Holder.

If any entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Persons considering participating in the exchange offer, or considering the purchase, ownership or disposition of the notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange Offer

The exchange of the original notes for the new notes should not constitute a taxable event to a holder and a holder should not recognize any taxable gain or loss or any interest income as a result of such exchange. The holding period for the new note received in the exchange should include the holding period for the original note exchange therefore, and a holder’s adjusted tax basis in the new note should be the same as the adjusted tax basis of the original notes exchange therefor.

Additional Interest

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the new notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the new notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt regulations and the consequences thereof.

Taxation of United States Holders

Taxation of Stated Interest

Stated interest on the new notes will be treated as “qualified stated interest” (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note) and will be taxable to United States Holders as ordinary interest income as the interest accrues or is paid, in accordance with the holder’s regular method of tax accounting.

Sale, Exchange, Retirement or Redemption of the Notes

Upon the disposition of a note by sale, exchange, retirement or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (1) the amount realized on the disposition of the note (other than amounts attributable to accrued and unpaid stated interest on the note, which will be treated as ordinary interest income for federal income tax purposes if not previously included in income) and (2) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such United States Holder.

Gain or loss from the taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note was held by the United States Holder for more than one year at the time of the disposition. For non-corporate holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Where required, information will be reported to both United States Holders and the IRS regarding the amount of interest on, and the proceeds from the disposition (including a retirement or redemption) of, the notes in each calendar year as well as the corresponding amount of tax withheld, if any exists.

Under the backup withholding provisions of the Code and the applicable Treasury regulations, a United States Holder of notes may be subject to backup withholding at a rate currently equal to 28% with respect to interest on, and/or the proceeds from dispositions (including a retirement or redemption) of, the notes. Certain holders (including corporations) are generally not subject to backup withholding. United States Holders will be subject to this backup withholding tax if such holder is not otherwise exempt and any of the following conditions exist: (1) such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number; (2) the IRS notifies the payor that such holder furnished an incorrect TIN; (3) the payor is notified by the IRS that such holder is subject to backup withholding because the holder has previously failed to properly report payments of interest or dividends; or (4) such holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Taxation of Non-United States Holders

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition (including a retirement or redemption) of a note will be considered “U.S. trade or business income” if the income or gain is effectively connected with the conduct of a U.S. trade or business.

Taxation of Interest

Interest income will qualify for the “portfolio interest” exception, and therefore will not be subject to United States withholding tax, if:

•	the interest income is not “U.S. trade or business income” of the non-United States Holder;

•	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote;

•	the non-United States Holder is not, for United States federal income tax purposes, a controlled foreign corporation that is related to the Company;

•

the non-United States Holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (A) the non-United States Holder certifies, under penalty of perjury, to the Company or the Company’s agent that it is not a U.S. person and such non-United States Holder provides its name, address and certain other information on a properly executed Form W-8BEN (or an applicable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to the Company or the Company’s agent signed under the penalties of perjury in which the organization, bank or financial institution certifies that Form W-8BEN or a suitable substitute has been received by it from the non-United States Holder or from another financial institution entity on behalf of the non-United States Holder and furnishes the Company or the Company’s agent with a copy.

If a non-United States Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-United States Holder that is not “U.S. trade or business income” will be subject to United States federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will not be subject to United States federal withholding tax but will be taxed on a net income basis in generally the same manner as a United States Holder (unless an applicable income tax treaty provides otherwise), and if the non-United States Holder is a foreign corporation, such U.S. trade or business income may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such interest, or a lower rate provided by an applicable treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-United States Holder must provide either:

•	a properly executed Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•	a properly executed Form W-8ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is “U.S. trade or business income.”

Sale, Exchange, Retirement or Redemption of Notes

Subject to the discussion of backup withholding below, generally, a non-United States Holder will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or redemption of a note unless:

•	the gain is “U.S. trade or business income;” or

•

the non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the note is made and certain other requirements are met.

A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a United States Holder, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain, or a lower rate provided by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Where required, information will be reported annually to each non-United States Holder as well as the IRS regarding any interest that is either subject to withholding or exempt from United States withholding tax pursuant to a tax treaty or to the portfolio interest exception. Copies of these information returns may also be made available to the tax authorities of the country in which the non-United States Holder resides under the provisions of a specific treaty or agreement.

Under the backup withholding provisions of the Code and the applicable Treasury regulations, a non-United States Holder of notes may be subject to backup withholding at a rate currently equal to 28% with respect to interest paid on the notes. However, the regulations provide that payments of interest to a non-United States Holder will not be subject to backup withholding and related information reporting if the non-United States Holder certifies its non-U.S. status under penalties of perjury or satisfies the requirements of an otherwise established exemption.

The payment of the proceeds from the disposition (including a retirement or redemption) of notes to or through the U.S. office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the non-United States Holder certifies its non-U.S. status under penalty of perjury or satisfies the requirements of an otherwise established exemption.

The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States will not be subject to information reporting or backup withholding. When a non-United States Holder receives a payment of proceeds from the disposition of notes either to or through a non-U.S. office of a broker that is either a U.S. person or a person who has certain enumerated relationships with the United States, the regulations require information reporting (but not backup withholding) on the payment, unless the broker has documentary evidence in its files that the non-United States Holder is not a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

If you wish to exchange your original notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Exchange Offer Procedures” in this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 210 days after the date of this prospectus for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

For a period of 180 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The enforceability of the new notes and the guarantees offered in this prospectus, the binding obligations of Beazer Homes and the Subsidiary Guarantors pertaining to such notes and guarantees and other matters will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters as to the guarantees given by the Subsidiary Guarantors will be passed upon by Tune, Entrekin & White, P.C., Nashville, Tennessee; Barnes & Thornburg LLP, Indianapolis, Indiana; Holland & Knight LLP, Orlando, Florida; Hogan Lovells US LLP, Denver, Colorado; Greenbaum, Rowe, Smith & Davis LLP, Woodbridge, New Jersey; and Walsh, Colucci, Lubeley, Emrich & Walsh PC, Prince William, Virginia.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, and the effectiveness of Beazer Homes USA, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-4, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.beazer.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

In addition, our common stock is traded under the symbol “BZH” on the New York Stock Exchange. Because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” selected documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, filed on November 5, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010, filed on February 8, 2011;

•

our Current Reports on Form 8-K filed on November 9, 2010, November 16, 2010, November 18, 2010, December 8, 2010 and February 8, 2011 (with respect to the Date of Report of February 2, 2011 and not the Current Report on Form 8-K also filed on February 8, 2011 with respect to a Date of Report of February 8, 2011); and

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 from our definitive proxy statement on Schedule 14A, filed on December 22, 2010.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company or the initial purchasers. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has not been a change in the affairs of the company since the date hereof.

PROSPECTUS

Beazer Homes USA, Inc.

Offer to Exchange

9.125% Senior Notes due 2019,

which have been registered under the Securities Act of 1933,

for any and all outstanding

9.125% Senior Notes due 2019,

which have not been registered under the Securities Act of 1933

Until                     , 2011 (90 days after the date of this prospectus), all dealers that effect transactions in the new notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification of the Officers and Directors of Beazer Homes USA, Inc., Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc. under Delaware Law.

Beazer Homes USA, Inc., Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc. are corporations organized under the laws of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended certificate of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

The certificates of incorporation of Beazer Homes USA, Inc., Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc. provide that no director shall be personally liable to the corporation or its stockholders for violations of the director’s fiduciary duties, except to the extent that a director’s liability may not be limited as described above in the discussion of Section 102(b)(7) of the DGCL.

Indemnification of the Officers and Directors of Beazer Homes USA, Inc.

The bylaws of Beazer Homes USA, Inc., provide that the corporation shall indemnify and hold harmless to the fullest extent authorized by Delaware law or by other applicable law as then in effect, any person who was or is a party to or is threatened to be made a party to or is involved in (including, without limitation, as a witness)

any proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, or employee of the corporation or, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter, an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or manager or in any other capacity while serving as a director, officer, employee, agent or manager, against all expense, liability and loss (including attorneys’ and other professionals’ fees, judgments, fines, ERISA taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.

Furthermore, the bylaws of Beazer Homes USA, Inc., provide that the corporation shall, to the fullest extent authorized by Delaware law, advance (or if previously paid by any Indemnitee who serves or served as a director or executive officer of the corporation on or after June 30, 2008 (each a “Class 1 Indemnitee”), reimburse) to any Class 1 Indemnitee funds sufficient for the payment of all expenses (including attorneys’ and other professionals’ fees and disbursements and court costs) actually and reasonably incurred by such Class 1 Indemnitee in connection with the investigation of, response to, defense (including any appeal) of or settlement of any proceeding, in the case of each such proceeding upon receipt of an undertaking by or on behalf of such Class 1 Indemnitee to repay such amount if it shall ultimately be determined that such Class 1 Indemnitee is not entitled to be indemnified by the corporation against such expenses. No collateral securing or other assurance of performance of such undertaking shall be required of such Class 1 Indemnitee by the corporation.

The bylaws of Beazer Homes USA, Inc., also provide that the corporation may, by action of its Board of Directors, grant rights to advancement of expenses to any Indemnitee who is not a Class 1 Indemnitee and rights to indemnification and advancement of expenses to any agents of the corporation with the same scope and effect as the provisions with respect to the indemnification of and advancement of expenses to Class 1 Indemnitees. By resolution adopted by affirmative vote of a majority of the Board of Directors, the Board of Directors may delegate to the appropriate officers of the corporation the decision to grant from time to time rights to advancement of expenses to any Indemnitee who is not a Class 1 Indemnitee and rights to indemnification and advancement of expenses to any agents of the corporation.

Under the bylaws of Beazer Homes USA, Inc., no Indemnitee shall be entitled to any advance or reimbursement by the corporation of expenses, or to indemnification from or to be held harmless by the corporation against expenses, incurred by him or her in asserting any claim or commencing or prosecuting any suit, action or proceeding (or part thereof) against the corporation (except as provided below) or any subsidiary of the corporation or any current or former director, officer, employee or agent of the corporation or of any subsidiary of the corporation, but such advancement (or reimbursement) and indemnification and hold harmless rights may be provided by the corporation in any specific instance as permitted by the bylaws, or in any specific instance in which the Board shall first authorize the commencement or prosecution of such a suit, action or proceeding (or part thereof) or the assertion of such a claim.

Notwithstanding the above, if a claim is not timely paid in full by Beazer Homes USA, Inc. after a written claim has been received by the corporation, an Indemnitee or Class 1 Indemnitee (as appropriate) may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the Indemnitee or Class 1 Indemnitee (as appropriate) shall be entitled to be paid also the expense of prosecuting such suit. The Indemnitee or Class 1 Indemnitee (as appropriate) shall be presumed to be entitled to indemnification and advancement of expenses under upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses where the required undertaking, if any is required, has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the Indemnitee or Class 1 Indemnitee (as appropriate) is not so entitled. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the Indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the Indemnitee is not so entitled. These rights to indemnification and advancement (or reimbursement) of expenses shall be enforceable by any person entitled to such indemnification or advancement (or reimbursement) of expenses in any court of competent jurisdiction. Notice of any application to a court by an Indemnitee shall be given to the corporation promptly upon the filing of such application; provided, however, that such notice shall not be a requirement for an award of or a determination of entitlement to indemnification or advancement (or reimbursement) of expenses.

The indemnification and advancement of expenses provided in the Beazer Homes USA, Inc. bylaws shall be deemed independent of, and shall not be deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office.

In addition, the bylaws of Beazer Homes USA, Inc., provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

Beazer Homes USA, Inc. has also entered into indemnification agreements with each of its executive officers and directors providing such officers and directors indemnification and expense advancement and for the continued coverage of such person under its directors’ and officers’ insurance programs.

Indemnification of the Officers and Directors of Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc.

The bylaws of Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc. provide that the corporation shall indemnify each person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnitee”), against expenses (including attorneys’ and other professionals’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding, if the Indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The corporation shall indemnify an Indemnitee in an action by or in the right of the corporation under the same conditions, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability, but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The bylaws of Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc. provide that any indemnification pursuant to the bylaws (except indemnification ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination the indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct described above. However, to the extent that an Indemnitee is successful on the merits or otherwise in the defense of any action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, the Indemnitee shall be indemnified against reasonable expenses (including attorneys’ and other professionals’ fees) actually and reasonably incurred by the Indemnitee in connection therewith, without the necessity of authorization in the specific case.

Furthermore, the bylaws of Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc. provide that the expenses (including attorney’s and other professionals’ fees) incurred by an officer or director in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding may, but shall not be required to, be paid by the corporation in advance of the final disposition of the suit, action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification by the corporation pursuant to the bylaws.

The bylaws of Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc. also provide that the indemnification and advancement of expenses provided in the bylaws shall not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other provision of the bylaws, agreement or contract, by vote of the stockholders or of the disinterested directors or pursuant to the direction of any court of competent jurisdiction.

In addition, the bylaws of Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc. provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

Indemnification of the Officers and Directors of Beazer Allied Companies Holdings, Inc., Beazer Homes Indiana Holdings Corp., Beazer General Services, Inc., Beazer Realty Los Angeles, Inc. and Beazer Realty Sacramento, Inc.

Beazer Allied Companies Holdings, Inc., Beazer Homes Indiana Holdings Corp., Beazer General Services, Inc., Beazer Realty Los Angeles, Inc. and Beazer Realty Sacramento, Inc. are corporations organized under the laws of the State of Delaware. For a description of the provisions of the DGCL addressing the indemnification of directors and officers see the discussion in “Indemnification of Officers and Directors of Beazer Homes USA, Inc., Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc. under Delaware Law” above.

The certificates of incorporation of Beazer Allied Companies Holdings, Inc., Beazer Homes Indiana Holdings Corp., Beazer General Services, Inc., Beazer Realty Los Angeles, Inc. and Beazer Realty Sacramento, Inc. provide that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability thereof is not permitted under the DGCL. The bylaws of these entities provide that the corporation shall indemnify members of the board of directors to the fullest extent permitted by the DGCL and that the corporation may, if authorized by the board of directors, indemnify its officers, employees, agents and any and all other persons who may be indemnified by the corporation against any and all expenses and liabilities.

Indemnification of the Officers and Directors of Homebuilders Title Services, Inc.

Homebuilders Title Services, Inc. is a corporation organized under the laws of the State of Delaware. For a description of the provisions of the DGCL addressing the indemnification of directors and officers see the discussion in “Indemnification of Officers and Director of Beazer Homes USA, Inc., Beazer Homes Holdings Corp., Beazer Homes Sales, Inc., Beazer Mortgage Corporation and Beazer Homes Texas Holdings, Inc. under Delaware Law” above.

The certificate of incorporation of Homebuilders Title Services, Inc. provides that that no director shall be personally liable to the corporation or its stockholders for violations of the director’s fiduciary duties to the fullest extent permitted by the DGCL.

The bylaws of Homebuilders Title Services, Inc. provide that the corporation shall indemnify any director or officer who is or was a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and/or the defense or settlement of such action or suit if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The corporation shall indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that a court in which such action or suit is brought determines that such person is fairly and reasonably entitled to indemnity.

Furthermore, the bylaws of Homebuilders Title Services, Inc. provide that the expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the corporation. The indemnification and advancement of expenses provided in the bylaws is not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other provision of the bylaws, agreement, contract or by vote of the stockholders or of the disinterested directors.

Indemnification of the General Partners of Beazer Homes Texas, L.P. and BH Building Products, LP

Beazer Homes Texas, L.P. and BH Building Products, LP are limited partnerships organized under the laws of the State of Delaware. Pursuant to Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the “Act”), a limited partnership may, subject to the standards set forth in the partnership agreement, indemnify and hold harmless any partner or other person from and against any and all claims and demands.

Pursuant to the agreements of limited partnership of Beazer Homes Texas, L.P. and BH Building Products, LP, neither their respective general partners nor any affiliate of the general partners shall have any liability to the limited partnership or any partner for any loss suffered by the applicable limited partnership which arises out of any action or inaction of the applicable general partner, so long as such general partner or its affiliates in good faith has determined that such action or inaction did not constitute fraud or misconduct. Further, pursuant to such agreements of limited partnership, each general partner and its affiliates shall be indemnified by the limited partnership to the fullest extent permitted by law against any losses, judgments, liabilities, damages, expenses and amounts paid in settlement of any claims sustained in connection with acts performed or omissions that are within the scope of the applicable limited partnership agreement, provided that such claims are not the result of fraud or willful misconduct. The limited partnerships may advance to their respective general partners or their affiliates any amounts required to defend any claim for which they may be entitled to indemnification. If it is ultimately determined that their respective general partners or their affiliates are not entitled to indemnification, then such person must repay any amounts advanced by the limited partnership.

Indemnification of the Officers and Directors of April Corporation

April Corporation is a corporation organized under the laws of the State of Colorado. Sections 7-109-101 through 7-109-110 of the Colorado Business Corporation Act (“CBCA”) provide for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the CBCA, a corporation may purchase insurance on behalf of an officer or director of the corporation against any liability incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the CBCA.

The articles of incorporation of April Corporation provide that the corporation may indemnify each person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The corporation shall indemnify directors, officers, employees, fiduciaries and agents of the corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable for negligence or misconduct in the performance of the persons duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

The articles of April Corporation provide that any indemnification pursuant to the articles (except indemnification ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination the indemnification of the director, employee, fiduciary or agent is proper in the circumstances because that person has met the applicable standard of conduct described above. However, to the extent that a director, employee, fiduciary or agent is successful on the merits or otherwise in the defense of any action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, that person shall be indemnified against reasonable expenses (including attorneys’ and other professionals’ fees) actually and reasonably incurred by in connection therewith, without the necessity of authorization in the specific case.

Furthermore, the articles of April Corporation provide that the expenses (including attorney’s and other professionals’ fees) incurred by an officer or director in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding may, but shall not be required to, be paid by the corporation in advance of the final disposition of the suit, action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification by the corporation pursuant to the bylaws.

The articles of April Corporation also provide that the indemnification and advancement of expenses shall not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other provision of the bylaws, agreement or contract, by vote of the stockholders or of the disinterested directors.

In addition, the articles of April Corporation provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

Indemnification of the Officers and Directors of Beazer Realty Corp.

Beazer Realty Corp. is a corporation organized under the laws of the State of Georgia. Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code (“GBCC”) provides for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the GBCC, a corporation may purchase insurance on behalf of an officer or director of the corporation incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the GBCC. The bylaws of Beazer Realty Corp. (“Realty”) provide that Realty shall indemnify each officer and director to the fullest extent allowed by Georgia law and that Realty may obtain insurance on behalf of such officers and directors against any liabilities asserted against such persons whether or not Realty would have the power to indemnify them.

Indemnification of the Managers and Members of Beazer SPE, LLC

Beazer SPE, LLC is a limited liability company organized under the laws of the State of Georgia. Section 14-11-306 of the Georgia Limited Liability Company Act provides that subject to the standards and restrictions, if any, set forth in the article of organization or written operating agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company; provided that a limited liability company shall not have the power to indemnify any member or manager for (i) for his or her intentional misconduct or knowing violation of the law or (ii) for any transaction for which the person received a personal benefit in violation of any provision of a written operating agreement. The operating agreement of Beazer SPE, LLC provides that members, employees and agents shall be entitled to indemnification to the fullest extent permitted by law.

Indemnification of the Partners of Beazer Homes Indiana LLP

Beazer Homes Indiana LLP is a limited liability partnership under the laws of the State of Indiana. Section 23-4-1-18 of the Indiana Uniform Partnership Act provides that a partnership must indemnify every partner in respect of payments made and personal liabilities reasonably incurred by him or her in the ordinary and proper conduct of its business, or for the preservation of its business or property. The partnership agreement of Beazer Homes Indiana LLP provides that it shall indemnify the managing partner and hold it harmless against liability to third parties for acts or omissions within the scope of authority of the managing partner.

Indemnification of the Members and Managers of Paragon Title, LLC and Trinity Homes, LLC

Paragon Title, LLC and Trinity Homes, LLC are limited liability companies organized under the laws of the State of Indiana. Section 23-18-4-4 of the Indiana Limited Liability Company Act provides that the operating agreement of a limited liability company may provide for the indemnification of a member or manager for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which a person is a party because such person is or was a member or manager.

The articles of organization of Paragon Title, LLC and Trinity Homes, LLC each provide that the company shall indemnify any member or manager (and the responsible officers and directors of such member or manager), to the greatest extent not inconsistent with the laws and public policies of the State of Indiana, who is made a party to any proceeding because such person was or is a member or manager (or the responsible officers and directors of such member or manager), as a matter of right against all liability incurred by such person in connection with such proceeding, provided that (i) the members determine that the person has met the standard required for indemnification or (ii) the person is wholly successful on the merits or otherwise in the defense of such proceeding. A person will meet the standard required for indemnification if (i) the person conducted himself or herself in good faith, (ii) such person reasonably believed that his or her conduct was in or at least not opposed to the company, (iii) in the case of any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful, and (iv) such person’s liability was not the result of the person’s willful misconduct, recklessness, violation of the company’s operating agreement or any improperly obtained financial or other benefit to which the person was not legally entitled.

The articles of organization of Paragon Title, LLC and Trinity Homes, LLC also provide that each company shall reimburse or pay the expenses of any member or manager (and the responsible officers and directors of such member or manager) in advance of the final disposition of the proceeding, provided that (i) the members make a determination that such person met the applicable standard of conduct, (ii) the person provides a written undertaking to repay any advancements if it is ultimately determined that such person is not entitled to them, and (iii) the person provides the company with an affirmation that he or she has met the applicable standard of conduct. The company may purchase insurance for the benefit of any person entitled to indemnification under the articles of organization.

Indemnification of the Members and Managers of Beazer Clarksburg, LLC, Clarksburg Arora LLC and Clarksburg Skylark, LLC

Beazer Clarksburg, LLC, Clarksburg Arora LLC and Clarksburg Skylark, LLC are limited liability companies organized under the laws of the State of Maryland. Section 4A-203 permits a limited liability company to indemnify and hold harmless any member, agent or employee from and against all claims and demands, except in the case of action or failure to act by the member, agent or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any set forth in the articles of organization or operating agreement.

The operating agreement of Beazer Clarksburg, LLC provides that no member or manager shall be liable, responsible or accountable in damages or otherwise to any other member or to the company for any act or omission performed or omitted by such person except for acts of gross negligence or intentional wrongdoing. The operating agreement also provides that the company shall endeavor to obtain liability or other insurance payable to the company (or as otherwise agreed by the members) to protect the company and the members from the acts or omissions of each of the members.

The operating agreement of Clarksburg Arora LLC provides that the company will indemnify and defend the managers and members for all loss, liability, damage, cost or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions or proceedings arising out of (i) the manager’s or member’s relationship to the company or (ii) the fact that the member or manager served in the capacity of a member or manager of the company, except of loss, liability, damage, cost or expense arising out theft, fraud, willful misconduct or gross negligence.

Indemnification of the Officers and Directors of Beazer/Squires Realty, Inc.

Beazer/Squires Realty, Inc. is a corporation organized under the laws of the State of North Carolina. Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (“NCBA”) provide for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the NCBA, a corporation may purchase insurance on behalf of an officer or director of the corporation for amounts incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the NCBA.

The bylaws of Beazer/Squires Realty, Inc. provide that any person who serves or has served as a director or who while serving as a director serves or has served, at the request of the corporation as a director, officer, partner, trustee, employee or agent of another entity or trustee or administrator under an employee benefit plan, shall have the right to be indemnified by the corporation to the fullest extent of the law for reasonable expenses, including attorneys’ fees, and reasonable payments for judgments, decrees, fines, penalties or settlements of proceedings seeking to hold him or her liable as a result of his or her service to the corporation.

Indemnification of the Officers and Directors of Beazer Realty, Inc.

Beazer Realty, Inc. (“Beazer Realty”) is a corporation organized under the laws of the State of New Jersey. Section 14A:3-5 of the New Jersey Business Corporation Act (“NJBA”) provides for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the NJBA, a corporation may purchase insurance on behalf of an officer or director of the corporation against incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the NJBA. The certificate of incorporation and the bylaws of Beazer Realty provide that Beazer Realty shall indemnify its officers and directors to the fullest extent allowed by law.

Indemnification of the Officers and Directors of the Beazer Homes Corp.

Beazer Homes Corp. is a corporation organized under the laws of the State of Tennessee. Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (“TBCA”) provide for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the TBCA, a corporation may purchase insurance on behalf of an officer or director of the corporation against incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the TBCA. The charter and bylaws of Beazer Homes Corp. do not address the indemnification of officers and directors.

Indemnification of the Officers and Directors of Homebuilders Title Services of Virginia, Inc.

Homebuilders Title Services of Virginia Inc. is a corporation organized under the laws of the State of Virginia. Sections 13.1-697 through 13.1-704 of the Virginia Stock Corporation Act (“VSCA”) provide for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the VSCA, a corporation may purchase insurance on behalf of an officer or director of the corporation against any liability incurred in an official capacity regardless of whether the person could be indemnified under the VSCA. The bylaws of Homebuilders Title Services of Virginia Inc. provide that the corporation shall indemnify officers and directors to the fullest extent allowed by law.

Indemnification of the Members and Managers of Beazer Commercial Holdings, LLC, Beazer Homes Investments, LLC, Beazer Realty Services, LLC, Beazer Homes Michigan, LLC, Dove Barrington Development LLC and BH Procurement Services, LLC

Beazer Commercial Holdings, LLC, Beazer Homes Investments, LLC, Beazer Realty Services, LLC, Beazer Homes Michigan, LLC, Dove Barrington Development LLC and BH Procurement Services, LLC are limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Neither the certificate of formation nor the operating agreement of any of Beazer Commercial Holdings, LLC, Beazer Homes Investments, LLC, Beazer Realty Services, LLC or BH Procurement Services, LLC address indemnification of members or managers.

The operating agreement of Dove Barrington Development LLC provides that the company will indemnify, defend and hold harmless members and their partners, officers, directors, shareholders, members, managers, employees and agents from and against any and all claims, demands, obligations, damages, actions, causes of action, suits, losses, judgments, fines, penalties liabilities, costs and expenses (including, without limitation, attorneys’ fees, court costs and other professional fees and costs incurred as a result of such claims) arising out of a good faith act or omission by such indemnified person.

Indemnification of the Members and Managers of Elysian Heights Potomia, LLC

Elysian Heights Potomia, LLC is a limited liability company organized under the laws of the State of Virginia. Section 13.1-1025 of the Virginia Limited Liability Company Act (“VLLCA”) provides for a limitation on the amount of damages that can be assessed against a member of manager to the lesser of (i) the monetary amount provided for in the articles of organization or operating agreement or (ii) or the greater f $100,000 or the amount of compensation provided to the member or manager by the limited liability company in the preceding twelve months. However, under the VLLCA, the liability of a manager or member will not be limited if the manager or member engaged in willful misconduct or a knowing violation of criminal law.

The operating agreement of Elysian Heights Potomia, LLC provides that the company will indemnify and hold harmless members and their respective members, directors, officers, employees and agents from and against any cost, expense, claim, liability or damage incurred by reason of such individual’s relationship to the company (including, without limitation, reasonable attorney’s fees incurred in connection with defense of any such act or omission). However, the company will not indemnify members for any act or omission constituting willful misconduct or gross negligence.

Indemnification of the Members and Managers of Arden Park Ventures, LLC

Arden Park Ventures, LLC is a limited liability company organized under the laws of the State of Florida. Section 608.4229 of the Florida Limited Liability Company Act (the “FLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its articles of organization or operating agreement, a limited liability company shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the foregoing, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to the act, of such person were material to the cause of action so adjudicated and certain additional requirements are met. The articles of organization of Arden Park Ventures, LLC do not address indemnification of members or managers. Arden Park Ventures, LLC does not currently have an operating agreement in place.

Indemnification of the Members and Managers of Arden Park Ventures, LLC

Arden Park Ventures, LLC is a limited liability company organized under the laws of the State of Florida. Section 608.4229 of the Florida Limited Liability Company Act (the “FLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its articles of organization or operating agreement, a limited liability company shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the foregoing, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to the act, of such person were material to the cause of action so adjudicated and certain additional requirements are met. The articles of organization of Arden Park Ventures, LLC does not address indemnification of members or managers. Arden Park Ventures, LLC does not currently have an operating agreement in place.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as a part of this registration statement.

3.1(a)(1)	Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc. — incorporated herein by reference to Exhibit 3.1 of the Company’s Form 10-K for the year ended September 30, 2008 (File No. 001-12822).

3.1(a)(2)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc. as of April 13, 2010 — incorporated herein by reference to Exhibit 3.1 of the Company’s Form 10-Q for the quarter ended March 31, 2010 (File No. 001-12822).

3.1(a)(3)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc. as of February 3, 2011 — incorporated herein by reference to Exhibit 3.1 of the Company’s Form 8-K filed on February 8, 2011 (File No. 001-12822).

3.1(b)	Articles of Incorporation of April Corporation — incorporated herein by reference to Exhibit 3.1(b) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(c)	Certificate of Incorporation of Beazer Allied Companies Holdings, Inc. — incorporated herein by reference to Exhibit 3.1(c) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(d)	Articles of Organization of Beazer Clarksburg, LLC — incorporated herein by reference to Exhibit 3.1(d) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(e)	Charter of Beazer Homes Corp. — incorporated herein by reference to Exhibit 3.1(e) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(f)	Certificate of Incorporation of Beazer Homes Holdings Corp. — incorporated herein by reference to Exhibit 3.1(f) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(g)	Certificate of Formation of Beazer Homes Investments, LLC — incorporated herein by reference to Exhibit 3.1(g) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(h)	Certificate of Incorporation of Beazer Homes Sales, Inc. — incorporated herein by reference to Exhibit 3.1(h) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(i)	Certificate of Incorporation of Beazer Homes Texas Holdings, Inc. — incorporated herein by reference to Exhibit 3.1(i) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(j)	Certificate of Limited Partnership of Beazer Homes Texas, L.P. — incorporated herein by reference to Exhibit 3.1(j) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(k)	Articles of Incorporation of Beazer Realty Corp. — incorporated herein by reference to Exhibit 3.1(l) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(l)	Certificate of Incorporation of Beazer Realty, Inc. — incorporated herein by reference to Exhibit 3.1(m) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(m)	Certificate of Formation of Beazer Realty Services, LLC — incorporated herein by reference to Exhibit 3.1(n) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(n)	Articles of Organization of Beazer SPE, LLC — incorporated herein by reference to Exhibit 3.1(o) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(o)	Articles of Incorporation of Beazer/Squires Realty, Inc. — incorporated herein by reference to Exhibit 3.1(p) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(p)	Registration to qualify as a limited liability partnership for Beazer Homes Indiana LLP — incorporated herein by reference to Exhibit 3.1(q) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(q)	Certificate of Formation of Beazer Commercial Holdings, LLC — incorporated herein by reference to Exhibit 3.1(r) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(r)	Certificate of Incorporation of Beazer General Services, Inc. — incorporated herein by reference to Exhibit 3.1(s) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(s)	Certificate of Incorporation of Beazer Homes Indiana Holdings Corp. — incorporated herein by reference to Exhibit 3.1(t) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(t)	Certificate of Incorporation of Beazer Realty Los Angeles, Inc. — incorporated herein by reference to Exhibit 3.1(u) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(u)	Certificate of Incorporation of Beazer Realty Sacramento, Inc. — incorporated herein by reference to Exhibit 3.1(v) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(v)	Certificate of Limited Partnership of BH Building Products, LP — incorporated herein by reference to Exhibit 3.1(w) of the Company’s Registration Statement on Form S-4 filed on August 3, 2005.

3.1(w)	Certificate of Incorporation of Homebuilders Title Services of Virginia, Inc. — incorporated herein by reference to Exhibit 3.1(z) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(x)	Articles of Incorporation of Homebuilders Title Services, Inc. — incorporated herein by reference to Exhibit 3.1(aa) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(y)	Articles of Organization of Paragon Title, LLC — incorporated herein by reference to Exhibit 3.1(ab) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(z)	Certificate of Formation of BH Procurement Services, LLC — incorporated herein by reference to Exhibit 3.1(aa) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(aa)	Articles of Organization of Trinity Homes LLC — incorporated herein by reference to Exhibit 3.1(ae) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(ab)	Articles of Organization of Arden Park Ventures, LLC — incorporated herein by reference to Exhibit 3.1(ac) of the Company’s Registration Statement on Form S-4 (Registration No. 333-136649) filed on August 15, 2006.

3.1(ac)	Certificate of Incorporation of Beazer Mortgage Corporation — incorporated herein by reference to Exhibit 3.1(k) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(ad)	Certificate of Formation of Dove Barrington Development LLC — incorporated herein by reference to Exhibit 3.1(ae) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.1(ae)	Certificate of Formation of Beazer Homes Michigan, LLC — incorporated herein by reference to Exhibit 3.1(af) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.1(af)	Articles of Organization of Elysian Heights Potomia, LLC — incorporated herein by reference to Exhibit 3.1(ag) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.1(ag)	Articles of Organization of Clarksburg Arora LLC — incorporated herein by reference to Exhibit 3.1(ah) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.1(ah)	Articles of Organization of Clarksburg Skylark, LLC — incorporated herein by reference to Exhibit 3.1(ai) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.2(a)	Fourth Amended and Restated By-laws of Beazer Homes USA, Inc. — incorporated herein by reference to Exhibit 3.3 of the Company’s Form 10-K for the year ended September 30, 2010 (File No. 001-12822).

3.2(b)	By-Laws of April Corporation — incorporated herein by reference to Exhibit 3.2(b) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(c)	By-Laws of Beazer Allied Companies Holdings, Inc. — incorporated herein by reference to Exhibit 3.2(c) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(d)(1)	Operating Agreement of Beazer Clarksburg, LLC — incorporated herein by reference to Exhibit 3.2(d) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(d)(2)	First Amendment to Operating Agreement of Beazer Clarksburg, LLC — incorporated herein by reference to Exhibit 3.2(x) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(e)	By-Laws of Beazer Homes Corp. — incorporated herein by reference to Exhibit 3.2(e) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(f)	By-Laws of Beazer Homes Holdings Corp. — incorporated herein by reference to Exhibit 3.2(f) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(g)	Operating Agreement of Beazer Homes Investments, LLC — incorporated herein by reference to Exhibit 3.2(g) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(h)	By-Laws of Beazer Homes Sales, Inc. — incorporated herein by reference to Exhibit 3.2(h) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(i)	By-Laws of Beazer Homes Texas Holdings, Inc. — incorporated herein by reference to Exhibit 3.2(i) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(j)	Agreement of Limited Partnership of Beazer Homes Texas, L.P. — incorporated herein by reference to Exhibit 3.2(j) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.
3.2(k)	By-Laws of Beazer Realty Corp. — incorporated herein by reference to Exhibit 3.2(l) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.
3.2(l)	By-Laws of Beazer Realty, Inc. — incorporated herein by reference to Exhibit 3.2(m) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.
3.2(m)	Operating Agreement of Beazer Realty Services, LLC — incorporated herein by reference to Exhibit 3.2(n) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.
3.2(n)	Operating Agreement of Beazer SPE, LLC — incorporated herein by reference to Exhibit 3.2(o) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.
3.2(o)	By-Laws of Beazer/Squires Realty, Inc. — incorporated herein by reference to Exhibit 3.2(p) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.
3.2(p)	Partnership Agreement of Beazer Homes Indiana LLP — incorporated herein by reference to Exhibit 3.2(p) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.
3.2(q)	Operating Agreement of Beazer Commercial Holdings, LLC — incorporated herein by reference to Exhibit 3.2(r) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.
3.2(r)	By-Laws of Beazer Homes Indiana Holdings Corp. — incorporated herein by reference to Exhibit 3.2(s) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.
3.2(s)	By-Laws of Beazer Realty Los Angeles, Inc. — incorporated herein by reference to Exhibit 3.2(t) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.
3.2(t)	By-Laws of Beazer Realty Sacramento, Inc. — incorporated herein by reference to Exhibit 3.2(u) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.
3.2(u)	Limited Partnership Agreement of BH Building Products, LP — incorporated herein by reference to Exhibit 3.2(v) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.
3.2(v)	Operating Agreement of BH Procurement Services, LLC — incorporated herein by reference to Exhibit 3.2(w) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.
3.2(w)	By-Laws of Homebuilders Title Services of Virginia, Inc. — incorporated herein by reference to Exhibit 3.2(y) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.
3.2(x)	By-Laws of Homebuilders Title Services, Inc. — incorporated herein by reference to Exhibit 3.2(z) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.
3.2(y)	Amended and Restated Operating Agreement of Paragon Title, LLC — incorporated herein by reference to Exhibit 3.2(aa) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.
3.2(aa)	Second Amended and Restated Operating Agreement of Trinity Homes LLC — incorporated herein by reference to Exhibit 3.2(ad) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(ab)	By-Laws of Beazer General Services, Inc. — incorporated herein by reference to Exhibit 3.2(ad) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.
3.2(ac)	By-Laws of Beazer Mortgage Corporation — incorporated herein by reference to Exhibit 3.2(k) of the Company’s Registration Statement on Form S-4 filed on January 23, 2004.
3.2(ad)	Limited Liability Company Agreement of Dove Barrington Development LLC — incorporated herein by reference to Exhibit 3.2(af) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.
3.2(ae)	Operating Agreement of Beazer Homes Michigan, LLC — incorporated herein by reference to Exhibit 3.2(ag) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.
3.2(af)	Amended and Restated Operating Agreement of Elysian Heights Potomia, LLC — incorporated herein by reference to Exhibit 3.2(ah) of the Company’s Registration Statement on Form S-4 (Registration No. 333-164459) filed on January 21, 2010.
3.2(ag)	Operating Agreement of Clarksburg Arora LLC — incorporated herein by reference to Exhibit 3.2(ai) of the Company’s Registration Statement on Form S-4 (Registration No. 333-164459) filed on January 21, 2010.
3.2(ah)	Operating Agreement of Clarksburg Skylark, LLC — incorporated herein by reference to Exhibit 3.2(aj) of the Company’s Registration Statement on Form S-4 (Registration No. 333-164459) filed on January 21, 2010.
4.1(a)	Section 382 Rights Agreement, dated as of November 12, 2010, between Beazer and American Stock Transfer & Trust Company, LLC, as rights agent — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on November 16, 2010 (File No. 001-12822).
4.1(b)	First Amendment to Section 382 Rights Agreement, dated December 6, 2010, between Beazer and American Stock Transfer & Trust Company, LLC, as rights agent — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on December 8, 2010 (File No. 001-12822).
4.2(a)	Indenture, dated as of April 17, 2002, among Beazer, the Guarantors party thereto and U.S. Bank Trust National Association, as trustee — incorporated herein by reference to Exhibit 4.11 of the Company’s Registration Statement on Form S-4 (Registration No. 333-92470) filed on July 16, 2002 (File No. 001-12822).
4.2(b)	Form of Fifth Supplemental Indenture, dated as of June 8, 2005, by and among Beazer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer’s 6 7/8% Senior Notes due 2015 — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on June 13, 2005 (File No. 001-12822).
4.2(c)	Seventh Supplement Indenture, dated as of January 9, 2006, to the Trust Indenture dated as of April 17, 2002 — incorporated herein by reference to Exhibit 99.2 of the Company’s Form 8-K filed on January 17, 2006 (File No. 001-12822).
4.2(d)	Form of Eighth Supplemental Indenture, dated June 6, 2006, by and among Beazer, the guarantors named therein and UBS Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities, Inc., Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc., BNP Paribas Securities Corp. and Greenwich Capital Markets, related to Beazer’s 8.125% Senior Notes due 2016 — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on June 8, 2006 (File No. 001-12822).
4.2(e)	Ninth Supplemental Indenture, dated October 26, 2007, amending and supplementing the Indenture, dated April 17, 2002, among Beazer, US Bank National Association, as trustee, and the subsidiary guarantors party thereto — incorporated herein by reference to Exhibit 10.3 of the Company’s Form 8-K filed on October 30, 2007 (File No. 001-12822).
4.2(f)	Twelfth Supplemental Indenture, dated May 10, 2010, between Beazer and U.S. Bank National Association, as trustee, related to Beazer’s 7.00% Senior Amortizing Notes due 2013 — incorporated herein by reference to Exhibit 4.4 of the Company’s Form 8-K filed on May 10, 2010 (File No. 001-12822).

4.2(g)	Thirteenth Supplemental Indenture, dated May 20, 2010, between Beazer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer’s 9.125% Senior Notes due 2018 — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on May 20, 2010 (File No. 001-12822).
4.2(h)	Fourteenth Supplemental Indenture, dated November 12, 2010, between Beazer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer’s 9.125% Senior Notes due 2019 — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on November 18, 2010 (File No. 001-12822).
4.3	Form of 9.125% Senior Note due 2019 (included in Exhibit 4.2(h) hereto).
4.4(a)	Indenture, dated January 12, 2010, between Beazer Homes USA, Inc. and the U.S. Bank National Association, as trustee — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on January 12, 2010 (File No. 001-12822).
4.4(b)	First Supplemental Indenture, dated January 12, 2010, between Beazer and U.S. Bank National Association, as trustee, related to Beazer’s 7 1/2% Mandatory Convertible Subordinated Notes due 2013 — incorporated herein by reference to Exhibit 4.2 of the Company’s Form 8-K filed on January 12, 2010 (File No. 001-12822).
4.5	Registration Rights Agreement, dated November 12, 2010, by and among Beazer Homes USA, Inc., the Guarantors party thereto, and the initial purchasers party thereto — incorporated herein by reference to Exhibit 4.2 of the Company’s Form 8-K filed on November 18, 2010 (File No. 001-12822).
5.1*	Opinion of Troutman Sanders LLP
5.2*	Opinion of Tune, Entrekin & White, P.C.
5.3*	Opinion of Barnes & Thornburg LLP
5.4*	Opinion of Holland & Knight LLP
5.5*	Opinion of Hogan Lovells US LLP
5.6*	Opinion of Greenbaum, Rowe, Smith & Davis LLP
5.7*	Opinion of Walsh, Colucci, Lubeley, Emrich & Walsh PC
10.1	Amended and Restated 1994 Stock Incentive Plan — incorporated herein by reference to Exhibit 10.1 of Beazer’s Form 10-K for the year ended September 30, 2005 (File No. 001-12822).
10.2	Non-Employee Director Stock Option Plan — incorporated herein by reference to Exhibit 10.2 of the Company’s Form 10-K for the year ended September 30, 2001 (File No. 001-12822).
10.3	Amended and Restated 1999 Stock Incentive Plan — incorporated herein by reference to Exhibit 10.2 of the Company’s Form 8-K filed on August 8, 2008 (File No. 001-12822).
10.4	Second Amended and Restated Corporate Management Stock Purchase Program — incorporated herein by reference to Exhibit 10.5 of the Company’s Form 10-K for the year ended September 30, 2007 (File No. 001-12822).
10.5	Director Stock Purchase Program — incorporated herein by reference to Exhibit 10.7 of the Company’s Form 10-K for the year ended September 30, 2004 (File No. 001-12822).
10.6	Form of Stock Option and Restricted Stock Award Agreement — incorporated herein by reference to Exhibit 10.8 of the Company’s Form 10-K for the year ended September 30, 2004 (File No. 001-12822).
10.7	Form of Stock Option Award Agreement — incorporated herein by reference to Exhibit 10.9 of the Company’s Form 10-K for the year ended September 30, 2004 (File No. 001-12822).
10.8	Amended and Restated Employment Agreement of Ian J. McCarthy dated as of September 1, 2004 — incorporated herein by reference to Exhibit 10.01 of the Company’s Form 8-K filed on September 1, 2004 (File No. 001-12822).
10.9	First Amendment to Amended and Restated Employment Agreement of Ian J. McCarthy dated as of February 3, 2006 — incorporated herein by reference to Exhibit 10.11 of the Company’s Form 10-Q for the quarter ended March 31, 2006 (File No. 001-12822).

10.10	Second Amendment to Amended and Restated Employment Agreement of Ian J. McCarthy dated as of December 31, 2008 — incorporated herein by reference to Exhibit 10.31 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).
10.11	Amended and Restated Employment Agreement of Michael H. Furlow dated as of August 6, 2009 —incorporated herein by reference to Exhibit 10.3 of the Company’s Form 10-Q for the quarter ended June 30, 2009 (File No. 001-12822).
10.12	Employment Agreement effective May 1, 2007 for Allan P. Merrill — incorporated herein by reference to Exhibit 10.01 of the Company’s Form 8-K filed on April 24, 2007 (File No. 001-12822).
10.13	First Amendment to Employment Agreement effective December 31, 2008 for Allan P. Merrill —incorporated herein by reference to Exhibit 10.5 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).
10.14	Amended and Restated Supplemental Employment Agreement of Ian J. McCarthy dated as of February 3, 2006 — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarter ended March 31, 2006 (File No. 001-12822).
10.15	First Amendment to Amended and Restated Supplemental Employment Agreement of Ian J. McCarthy effective December 31, 2008 — incorporated herein by reference to Exhibit 10.6 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).
10.16	Amended and Restated Supplemental Employment Agreement of Michael H. Furlow dated as of August 6, 2009 — incorporated herein by reference to Exhibit 10.4 of the Company’s Form 10-Q for the quarter ended June 30, 2009 (File No. 001-12822).
10.17	Change of Control Employment Agreement effective May 1, 2007 for Allan P. Merrill — incorporated herein by reference to Exhibit 10.02 of the Company’s Form 8-K filed on April 24, 2007 (File No. 001-12822).
10.18	First Amendment to Change of Control Employment Agreement effective December 31, 2008 for Allan P. Merrill — incorporated herein by reference to Exhibit 10.8 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).
10.19	Change of Control Agreement for Robert L. Salomon effective February 29, 2008 — incorporated by reference to Exhibit 10.19 of the Company’s Form 10-K for the fiscal year ended September 30, 2010 (File No. 001-12822).
10.20	Employment Letter for Kenneth F. Khoury effective January 5, 2009 — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).
10.21	Change of Control Agreement for Kenneth F. Khoury effective December 5, 2008 — incorporated herein by reference to Exhibit 10.2 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).
10.22	Form of Performance Shares Award Agreement dated as of February 2, 2006 — incorporated herein by reference to Exhibit 10.18 of the Company’s Form 10-Q for the quarter ended March 31, 2006 (File No. 001-12822).
10.23	Form of Award Agreement dated as of February 2, 2006 — incorporated herein by reference to Exhibit 10.19 of the Company’s Form 10-Q for the quarter ended March 31, 2006 (File No. 001-12822).
10.24	2005 Executive Value Created Incentive Plan — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on February 9, 2005 (File No. 001-12822).
10.25	Form of Indemnification Agreement — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on July 1, 2008 (File No. 001-12822).
10.26	Credit Agreement dated as of July 25, 2007 between the Company, the lenders thereto, and Wachovia Bank, National Association, as Agent, BNP Paribas, The Royal Bank of Scotland, and Guaranty Bank, as Documentation Agents, Regions Bank, as Senior Managing Agent, and JPMorgan Chase Bank, as Managing Agent — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on July 26, 2007 (File No. 001-12822).
10.27	Waiver and First Amendment, dated as of October 10, 2007, to and under the Credit Agreement, dated as of July 25, 2007, among the Company, the lenders thereto and Wachovia Bank, National Association, as Agent — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on October 11, 2007 (File No. 001-12822).

10.28	Second Amendment, dated October 26, 2007, to and under the Credit Agreement, dated as of July 25, 2007, among the Company, the lenders thereto and Wachovia Bank, National Association, as Agent — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on October 30, 2007 (File No. 001-12822).
10.29	Third Amendment, dated as of August 7, 2008, to and under the Credit Agreement, dated as of July 25, 2007, among the Company, the lenders thereto and Wachovia Bank, National Association, as Agent — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on August 8, 2008 (File No. 001-12822).
10.30	Fourth Amendment, dated as of July 31, 2009, to and under the Credit Agreement, dated as of July 25, 2007, among the Company, the lenders thereto and Wachovia Bank, National Association, as Agent — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarter ended June 30, 2009 (File No. 001-12822).
10.31	Amended and Restated Credit Agreement, dated August 5, 2009, between the Company, the lenders and issuers thereto and CITIBANK, N.A., as Swing Line Lender and Agent — incorporated by reference to Exhibit 10.32 of the Company’s Registration Statement on Form S-4/A (Registration No. 333-164459) filed on February 23, 2010.
10.32	2008 Beazer Homes USA, Inc. Deferred Compensation Plan, adopted effective January 1, 2008 —incorporated herein by reference to Exhibit 10.27 of the Company’s Form 10-K for the fiscal year ended September 30, 2007 (File No. 001-12822).
10.33	Discretionary Employee Bonus Plan — incorporated herein by reference to Exhibit 10.28 of the Company’s Form 10-K for the fiscal year ended September 30, 2007 (File No. 001-12822).
10.34	2010 Equity Plan — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the period ended March 31, 2010.
10.35	Form of 2010 Equity Incentive Plan Employee Award Agreement for Option and Restricted Stock Awards — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarter ended June 30, 2010.
10.36	Form of 2010 Equity Incentive Plan Director Award Agreement for Option and Restricted Stock Awards — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarter ended June 30, 2010.
10.37	Exchange Agreement among the Company and Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd. and Taberna Preferred Funding VIII, Ltd. dated as of January 15, 2010 — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on January 21, 2010.
10.38	Junior Subordinated Indenture between Beazer Homes USA, Inc. and Wilmington Trust Company, as trustee, dated as of January 15, 2010 — incorporated herein by reference to Exhibit 10.2 of the Company’s Form 8-K filed on January 21, 2010.
10.39	Delayed-Draw Term Loan Facility between the Company and Citigroup Global Markets Inc., dated as of November 16, 2010 — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on November 18, 2010.
10.40	Delayed-Draw Term Loan Facility among the Company, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., dated as of November 16, 2010 — incorporated herein by reference to Exhibit 10.2 of the Company’s Form 8-K filed on November 18, 2010.
12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends.
21.1	Subsidiaries of Beazer Homes USA, Inc. — incorporated by reference to Exhibit 21 to the Company’s Form 10-K for the fiscal year ended September 30, 2010 (File No. 001-12822).
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1 hereto)
23.3	Consent of Tune, Entrekin & White, P.C. (included in Exhibit 5.2 hereto)
23.4	Consent of Barnes & Thornburg LLP (included in Exhibit 5.3 hereto)
23.5	Consent of Holland & Knight LLP (included in Exhibit 5.5 hereto)

23.6	Consent of Hogan Lovells US LLP (included in Exhibit 5.6 hereto)
23.7	Consent of Greenbaum, Rowe, Smith & Davis LLP (included in Exhibit 5.7 hereto)
23.8	Consent of Walsh, Colucci, Lubeley, Emrich & Walsh PC (included in Exhibit 5.8 hereto)
24.1	Powers of Attorney (included in Part II of the registration statement)
25.1*	Form T-1 Statement of Eligibility and Qualification of the Trustee with respect to the Senior Notes due 2019
99.1*	Form of Letter of Transmittal
99.2*	Form of Letter to Clients
99.3*	Form of Letter to Registered Holders
99.4*	Form of Notice of Guaranteed Delivery

*	Filed herewith.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant, hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933:

(i) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on February 28, 2011.

BEAZER HOMES USA, INC.

By:	/s/ Ian J. McCarthy
Ian J. McCarthy
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011

/s/ Allan P. Merrill Allan P. Merrill	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 28, 2011

/s/ Robert Salomon Robert Salomon	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	February 28, 2011

/s/ Brian C. Beazer Brian C. Beazer	Non-Executive Chairman, Director	February 28, 2011

/s/ Laurent Alpert Laurent Alpert	Director	February 28, 2011

/s/ Peter G. Leemputte Peter G. Leemputte	Director	February 28, 2011

/s/ Norma A. Provencio Norma A. Provencio	Director	February 28, 2011

/s/ Larry T. Solari Larry T. Solari	Director	February 28, 2011

/s/ Stephen P. Zelnak, Jr. Stephen P. Zelnak, Jr.	Director	February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the following registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

APRIL CORPORATION

BEAZER ALLIED COMPANIES HOLDINGS, INC.

BEAZER GENERAL SERVICES, INC.

BEAZER HOMES CORP.

BEAZER HOMES HOLDINGS CORP.

BEAZER HOMES INDIANA HOLDINGS CORP.

BEAZER HOMES SALES, INC.

BEAZER HOMES TEXAS HOLDINGS, INC.

BEAZER REALTY CORP.

BEAZER REALTY, INC.

BEAZER REALTY LOS ANGELES, INC.

BEAZER REALTY SACRAMENTO, INC.

BEAZER/SQUIRES REALTY, INC.

HOMEBUILDERS TITLE SERVICES OF

VIRGINIA, INC.

HOMEBUILDERS TITLE SERVICES, INC.

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

Signature	Title	Date

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the following registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

BEAZER MORTGAGE CORPORATION

By:	/s/ Allan P. Merrill
Allan P. Merrill President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Allan P. Merrill Allan P. Merrill	Director and President (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

BEAZER HOMES INDIANA LLP

By:	BEAZER HOMES INVESTMENTS, LLC,
its Managing Partner

By:	BEAZER HOMES CORP.,
its Sole Member

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011

/s/ Allan P. Merrill Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011

/s/ Robert Salomon Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011

/s/ Brian C. Beazer Brian C. Beazer	Director	February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

ARDEN PARK VENTURES, LLC

BEAZER CLARKSBURG, LLC

BEAZER COMMERCIAL HOLDINGS, LLC

DOVE BARRINGTON DEVELOPMENT LLC

BEAZER HOMES INVESTMENTS, LLC

BEAZER HOMES MICHIGAN, LLC

ELYSIAN HEIGHTS POTOMIA, LLC

By:	BEAZER HOMES CORP.,
its Sole Member

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

BEAZER HOMES TEXAS, L.P.

By:	BEAZER HOMES TEXAS HOLDINGS, INC.,
its General Partner

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

BEAZER REALTY SERVICES, LLC

By:	BEAZER HOMES INVESTMENTS, LLC,
its Sole Member

By:	BEAZER HOMES CORP.,
its Sole Member

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

BEAZER SPE, LLC

By:	BEAZER HOMES HOLDINGS CORP.,
its Sole Member

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

BH BUILDING PRODUCTS, LP

By:	BH PROCUREMENT SERVICES, LLC,
its General Partner

By:	BEAZER HOMES TEXAS, L.P.,
its Sole Member

By:	BEAZER HOMES TEXAS HOLDINGS, INC.,
its General Partner

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

BH PROCUREMENT SERVICES, LLC

By:	BEAZER HOMES TEXAS, L.P.,
its Sole Member

By:	BEAZER HOMES TEXAS HOLDINGS, INC.,
its General Partner

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

PARAGON TITLE, LLC

By:	BEAZER HOMES INVESTMENTS, LLC,
its Sole Member and Manager

By:	BEAZER HOMES CORP.,
its Sole Member

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

TRINITY HOMES, LLC

By:	BEAZER HOMES INVESTMENTS, LLC,
its Member

By:	BEAZER HOMES CORP.,
its Sole Member

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, February 28, 2011.

CLARKSBURG ARORA LLC

By:	BEAZER CLARKSBURG, LLC,
its Sole Member

By:	BEAZER HOMES CORP.,
its Sole Member

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 28, 2011.

CLARKSBURG SKYLARK, LLC

By:	CLARKSBURG ARORA LLC,
its Sole Member

By:	BEAZER CLARKSBURG, LLC,
its Sole Member

By:	BEAZER HOMES CORP.,
its Sole Member

By:	/s/ Allan P. Merrill
Allan P. Merrill Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian J. McCarthy	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011
Ian J. McCarthy

/s/ Allan P. Merrill	Executive Vice President (Principal Financial Officer)	February 28, 2011
Allan P. Merrill

/s/ Robert Salomon	Senior Vice President (Principal Accounting Officer)	February 28, 2011
Robert Salomon

/s/ Brian C. Beazer	Director	February 28, 2011
Brian C. Beazer

EXHIBIT INDEX

Exhibit No.	Description
3.1(a)(1)	Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc. — incorporated herein by reference to Exhibit 3.1 of the Company’s Form 10-K for the year ended September 30, 2008 (File No. 001-12822).

3.1(a)(2)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc. as of April 13, 2010 — incorporated herein by reference to Exhibit 3.1 of the Company’s Form 10-Q for the quarter ended March 31, 2010 (File No. 001-12822).

3.1(a)(3)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc. as of February 3, 2011 — incorporated herein by reference to Exhibit 3.1 of the Company’s Form 8-K filed on February 8, 2011 (File No. 001-12822).

3.1(b)	Articles of Incorporation of April Corporation — incorporated herein by reference to Exhibit 3.1(b) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(c)	Certificate of Incorporation of Beazer Allied Companies Holdings, Inc. — incorporated herein by reference to Exhibit 3.1(c) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(d)	Articles of Organization of Beazer Clarksburg, LLC - incorporated herein by reference to Exhibit 3.1(d) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(e)	Charter of Beazer Homes Corp. — incorporated herein by reference to Exhibit 3.1(e) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(f)	Certificate of Incorporation of Beazer Homes Holdings Corp. — incorporated herein by reference to Exhibit 3.1(f) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(g)	Certificate of Formation of Beazer Homes Investments, LLC — incorporated herein by reference to Exhibit 3.1(g) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(h)	Certificate of Incorporation of Beazer Homes Sales, Inc. — incorporated herein by reference to Exhibit 3.1(h) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(i)	Certificate of Incorporation of Beazer Homes Texas Holdings, Inc. - incorporated herein by reference to Exhibit 3.1(i) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(j)	Certificate of Limited Partnership of Beazer Homes Texas, L.P. — incorporated herein by reference to Exhibit 3.1(j) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(k)	Articles of Incorporation of Beazer Realty Corp. — incorporated herein by reference to Exhibit 3.1(l) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(l)	Certificate of Incorporation of Beazer Realty, Inc. — incorporated herein by reference to Exhibit 3.1(m) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(m)	Certificate of Formation of Beazer Realty Services, LLC — incorporated herein by reference to Exhibit 3.1(n) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(n)	Articles of Organization of Beazer SPE, LLC — incorporated herein by reference to Exhibit 3.1(o) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(o)	Articles of Incorporation of Beazer/Squires Realty, Inc. — incorporated herein by reference to Exhibit 3.1(p) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(p)	Registration to qualify as a limited liability partnership for Beazer Homes Indiana LLP — incorporated herein by reference to Exhibit 3.1(q) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(q)	Certificate of Formation of Beazer Commercial Holdings, LLC — incorporated herein by reference to Exhibit 3.1(r) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(r)	Certificate of Incorporation of Beazer General Services, Inc. — incorporated herein by reference to Exhibit 3.1(s) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(s)	Certificate of Incorporation of Beazer Homes Indiana Holdings Corp. — incorporated herein by reference to Exhibit 3.1(t) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(t)	Certificate of Incorporation of Beazer Realty Los Angeles, Inc. — incorporated herein by reference to Exhibit 3.1(u) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(u)	Certificate of Incorporation of Beazer Realty Sacramento, Inc. — incorporated herein by reference to Exhibit 3.1(v) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(v)	Certificate of Limited Partnership of BH Building Products, LP — incorporated herein by reference to Exhibit 3.1(w) of the Company’s Registration Statement on Form S-4 filed on August 3, 2005.

3.1(w)	Certificate of Incorporation of Homebuilders Title Services of Virginia, Inc. — incorporated herein by reference to Exhibit 3.1(z) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(x)	Articles of Incorporation of Homebuilders Title Services, Inc. — incorporated herein by reference to Exhibit 3.1(aa) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(y)	Articles of Organization of Paragon Title, LLC — incorporated herein by reference to Exhibit 3.1(ab) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(z)	Certificate of Formation of BH Procurement Services, LLC — incorporated herein by reference to Exhibit 3.1(aa) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.1(aa)	Articles of Organization of Trinity Homes LLC — incorporated herein by reference to Exhibit 3.1(ae) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(ab)	Articles of Organization of Arden Park Ventures, LLC — incorporated herein by reference to Exhibit 3.1(ac) of the Company’s Registration Statement on Form S-4 (Registration No. 333-136649) filed on August 15, 2006.

3.1(ac)	Certificate of Incorporation of Beazer Mortgage Corporation — incorporated herein by reference to Exhibit 3.1(k) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.1(ad)	Certificate of Formation of Dove Barrington Development LLC — incorporated herein by reference to Exhibit 3.1(ae) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.1(ae)	Certificate of Formation of Beazer Homes Michigan, LLC — incorporated herein by reference to Exhibit 3.1(af) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.1(af)	Articles of Organization of Elysian Heights Potomia, LLC — incorporated herein by reference to Exhibit 3.1(ag) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.1(ag)	Articles of Organization of Clarksburg Arora LLC — incorporated herein by reference to Exhibit 3.1(ah) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.1(ah)	Articles of Organization of Clarksburg Skylark, LLC — incorporated herein by reference to Exhibit 3.1(ai) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.2(a)	Fourth Amended and Restated By-laws of Beazer Homes USA, Inc. — incorporated herein by reference to Exhibit 3.3 of the Company’s Form 10-K for the year ended September 30, 2010 (File No. 001-12822).

3.2(b)	By-Laws of April Corporation — incorporated herein by reference to Exhibit 3.2(b) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(c)	By-Laws of Beazer Allied Companies Holdings, Inc. — incorporated herein by reference to Exhibit 3.2(c) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(d)(1)	Operating Agreement of Beazer Clarksburg, LLC — incorporated herein by reference to Exhibit 3.2(d) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(d)(2)	First Amendment to Operating Agreement of Beazer Clarksburg, LLC — incorporated herein by reference to Exhibit 3.2(x) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(e)	By-Laws of Beazer Homes Corp. — incorporated herein by reference to Exhibit 3.2(e) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(f)	By-Laws of Beazer Homes Holdings Corp. — incorporated herein by reference to Exhibit 3.2(f) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(g)	Operating Agreement of Beazer Homes Investments, LLC — incorporated herein by reference to Exhibit 3.2(g) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(h)	By-Laws of Beazer Homes Sales, Inc. — incorporated herein by reference to Exhibit 3.2(h) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(i)	By-Laws of Beazer Homes Texas Holdings, Inc. — incorporated herein by reference to Exhibit 3.2(i) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(j)	Agreement of Limited Partnership of Beazer Homes Texas, L.P. — incorporated herein by reference to Exhibit 3.2(j) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(k)	By-Laws of Beazer Realty Corp. — incorporated herein by reference to Exhibit 3.2(l) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(l)	By-Laws of Beazer Realty, Inc. — incorporated herein by reference to Exhibit 3.2(m) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(m)	Operating Agreement of Beazer Realty Services, LLC — incorporated herein by reference to Exhibit 3.2(n) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(n)	Operating Agreement of Beazer SPE, LLC — incorporated herein by reference to Exhibit 3.2(o) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(o)	By-Laws of Beazer/Squires Realty, Inc. — incorporated herein by reference to Exhibit 3.2(p) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(p)	Partnership Agreement of Beazer Homes Indiana LLP — incorporated herein by reference to Exhibit 3.2(p) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.2(q)	Operating Agreement of Beazer Commercial Holdings, LLC — incorporated herein by reference to Exhibit 3.2(r) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(r)	By-Laws of Beazer Homes Indiana Holdings Corp. — incorporated herein by reference to Exhibit 3.2(s) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(s)	By-Laws of Beazer Realty Los Angeles, Inc. — incorporated herein by reference to Exhibit 3.2(t) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(t)	By-Laws of Beazer Realty Sacramento, Inc. — incorporated herein by reference to Exhibit 3.2(u) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(u)	Limited Partnership Agreement of BH Building Products, LP — incorporated herein by reference to Exhibit 3.2(v) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(v)	Operating Agreement of BH Procurement Services, LLC — incorporated herein by reference to Exhibit 3.2(w) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(w)	By-Laws of Homebuilders Title Services of Virginia, Inc. — incorporated herein by reference to Exhibit 3.2(y) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(x)	By-Laws of Homebuilders Title Services, Inc. — incorporated herein by reference to Exhibit 3.2(z) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(y)	Amended and Restated Operating Agreement of Paragon Title, LLC — incorporated herein by reference to Exhibit 3.2(aa) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(aa)	Second Amended and Restated Operating Agreement of Trinity Homes LLC — incorporated herein by reference to Exhibit 3.2(ad) of the Company’s Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

3.2(ab)	By-Laws of Beazer General Services, Inc. — incorporated herein by reference to Exhibit 3.2(ad) of the Company’s Registration Statement on Form S-4 (Registration No. 333-127165) filed on August 3, 2005.

3.2(ac)	By-Laws of Beazer Mortgage Corporation — incorporated herein by reference to Exhibit 3.2(k) of the Company’s Registration Statement on Form S-4 filed on January 23, 2004.

3.2(ad)	Limited Liability Company Agreement of Dove Barrington Development LLC — incorporated herein by reference to Exhibit 3.2(af) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.2(ae)	Operating Agreement of Beazer Homes Michigan, LLC — incorporated herein by reference to Exhibit 3.2(ag) of the Company’s Registration Statement on Form S-3 (Registration No. 333-163110) filed on November 13, 2009.

3.2(af)	Amended and Restated Operating Agreement of Elysian Heights Potomia, LLC — incorporated herein by reference to Exhibit 3.2(ah) of the Company’s Registration Statement on Form S-4 (Registration No. 333-164459) filed on January 21, 2010.

3.2(ag)	Operating Agreement of Clarksburg Arora LLC — incorporated herein by reference to Exhibit 3.2(ai) of the Company’s Registration Statement on Form S-4 (Registration No. 333-164459) filed on January 21, 2010.

3.2(ah)	Operating Agreement of Clarksburg Skylark, LLC — incorporated herein by reference to Exhibit 3.2(aj) of the Company’s Registration Statement on Form S-4 (Registration No. 333-164459) filed on January 21, 2010.

4.1(a)	Section 382 Rights Agreement, dated as of November 12, 2010, between Beazer and American Stock Transfer & Trust Company, LLC, as rights agent — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on November 16, 2010 (File No. 001-12822).

4.1(b)	First Amendment to Section 382 Rights Agreement, dated December 6, 2010, between Beazer and American Stock Transfer & Trust Company, LLC, as rights agent — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on December 8, 2010 (File No. 001-12822).

4.2(a)	Indenture, dated as of April 17, 2002, among Beazer, the Guarantors party thereto and U.S. Bank Trust National Association, as trustee — incorporated herein by reference to Exhibit 4.11 of the Company’s Registration Statement on Form S-4 (Registration No. 333-92470) filed on July 16, 2002 (File No. 001-12822).

4.2(b)	Form of Fifth Supplemental Indenture, dated as of June 8, 2005, by and among Beazer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer’s 6 7/8% Senior Notes due 2015 — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on June 13, 2005 (File No. 001-12822).

4.2(c)	Seventh Supplement Indenture, dated as of January 9, 2006, to the Trust Indenture dated as of April 17, 2002 — incorporated herein by reference to Exhibit 99.2 of the Company’s Form 8-K filed on January 17, 2006 (File No. 001-12822).

4.2(d)	Form of Eighth Supplemental Indenture, dated June 6, 2006, by and among Beazer, the guarantors named therein and UBS Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities, Inc., Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc., BNP Paribas Securities Corp. and Greenwich Capital Markets, related to Beazer’s 8.125% Senior Notes due 2016 — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on June 8, 2006 (File No. 001-12822).

4.2(e)	Ninth Supplemental Indenture, dated October 26, 2007, amending and supplementing the Indenture, dated April 17, 2002, among Beazer, US Bank National Association, as trustee, and the subsidiary guarantors party thereto — incorporated herein by reference to Exhibit 10.3 of the Company’s Form 8-K filed on October 30, 2007 (File No. 001-12822).

4.2(f)	Twelfth Supplemental Indenture, dated May 10, 2010, between Beazer and U.S. Bank National Association, as trustee, related to Beazer’s 7.00% Senior Amortizing Notes due 2013 — incorporated herein by reference to Exhibit 4.4 of the Company’s Form 8-K filed on May 10, 2010 (File No. 001-12822).

4.2(g)	Thirteenth Supplemental Indenture, dated May 20, 2010, between Beazer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer’s 9.125% Senior Notes due 2018 — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on May 20, 2010 (File No. 001-12822).

4.2(h)	Fourteenth Supplemental Indenture, dated November 12, 2010, between Beazer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer’s 9.125% Senior Notes due 2019 — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on November 18, 2010 (File No. 001-12822).

4.3	Form of 9.125% Senior Note due 2019 (included in Exhibit 4.2(h) hereto).

4.4(a)	Indenture, dated January 12, 2010, between Beazer Homes USA, Inc. and the U.S. Bank National Association, as trustee — incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on January 12, 2010 (File No. 001-12822).

4.4(b)	First Supplemental Indenture, dated January 12, 2010, between Beazer and U.S. Bank National Association, as trustee, related to Beazer’s 7 1/2% Mandatory Convertible Subordinated Notes due 2013 — incorporated herein by reference to Exhibit 4.2 of the Company’s Form 8-K filed on January 12, 2010 (File No. 001-12822).

4.5	Registration Rights Agreement, dated November 12, 2010, by and among Beazer Homes USA, Inc., the Guarantors party thereto, and the initial purchasers party thereto — incorporated herein by reference to Exhibit 4.2 of the Company’s Form 8-K filed on November 18, 2010 (File No. 001-12822).

5.1*	Opinion of Troutman Sanders LLP

5.2*	Opinion of Tune, Entrekin & White, P.C.

5.3*	Opinion of Barnes & Thornburg LLP

5.4*	Opinion of Holland & Knight LLP

5.5*	Opinion of Hogan Lovells US LLP

5.6*	Opinion of Greenbaum, Rowe, Smith & Davis LLP

5.7*	Opinion of Walsh, Colucci, Lubeley, Emrich & Walsh PC

10.1	Amended and Restated 1994 Stock Incentive Plan — incorporated herein by reference to Exhibit 10.1 of Beazer’s Form 10-K for the year ended September 30, 2005 (File No. 001-12822).

10.2	Non-Employee Director Stock Option Plan — incorporated herein by reference to Exhibit 10.2 of the Company’s Form 10-K for the year ended September 30, 2001 (File No. 001-12822).

10.3	Amended and Restated 1999 Stock Incentive Plan — incorporated herein by reference to Exhibit 10.2 of the Company’s Form 8-K filed on August 8, 2008 (File No. 001-12822).

10.4	Second Amended and Restated Corporate Management Stock Purchase Program — incorporated herein by reference to Exhibit 10.5 of the Company’s Form 10-K for the year ended September 30, 2007 (File No. 001-12822).

10.5	Director Stock Purchase Program — incorporated herein by reference to Exhibit 10.7 of the Company’s Form 10-K for the year ended September 30, 2004 (File No. 001-12822).

10.6	Form of Stock Option and Restricted Stock Award Agreement — incorporated herein by reference to Exhibit 10.8 of the Company’s Form 10-K for the year ended September 30, 2004 (File No. 001-12822).

10.7	Form of Stock Option Award Agreement — incorporated herein by reference to Exhibit 10.9 of the Company’s Form 10-K for the year ended September 30, 2004 (File No. 001-12822).

10.8	Amended and Restated Employment Agreement of Ian J. McCarthy dated as of September 1, 2004 — incorporated herein by reference to Exhibit 10.01 of the Company’s Form 8-K filed on September 1, 2004 (File No. 001-12822).

10.9	First Amendment to Amended and Restated Employment Agreement of Ian J. McCarthy dated as of February 3, 2006 — incorporated herein by reference to Exhibit 10.11 of the Company’s Form 10-Q for the quarter ended March 31, 2006 (File No. 001-12822).

10.10	Second Amendment to Amended and Restated Employment Agreement of Ian J. McCarthy dated as of December 31, 2008 — incorporated herein by reference to Exhibit 10.31 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).

10.11	Amended and Restated Employment Agreement of Michael H. Furlow dated as of August 6, 2009 — incorporated herein by reference to Exhibit 10.3 of the Company’s Form 10-Q for the quarter ended June 30, 2009 (File No. 001-12822).

10.12	Employment Agreement effective May 1, 2007 for Allan P. Merrill — incorporated herein by reference to Exhibit 10.01 of the Company’s Form 8-K filed on April 24, 2007 (File No. 001-12822).

10.13	First Amendment to Employment Agreement effective December 31, 2008 for Allan P. Merrill —incorporated herein by reference to Exhibit 10.5 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).

10.14	Amended and Restated Supplemental Employment Agreement of Ian J. McCarthy dated as of February 3, 2006 — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarter ended March 31, 2006 (File No. 001-12822).

10.15	First Amendment to Amended and Restated Supplemental Employment Agreement of Ian J. McCarthy effective December 31, 2008 — incorporated herein by reference to Exhibit 10.6 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).

10.16	Amended and Restated Supplemental Employment Agreement of Michael H. Furlow dated as of August 6, 2009 — incorporated herein by reference to Exhibit 10.4 of the Company’s Form 10-Q for the quarter ended June 30, 2009 (File No. 001-12822).

10.17	Change of Control Employment Agreement effective May 1, 2007 for Allan P. Merrill — incorporated herein by reference to Exhibit 10.02 of the Company’s Form 8-K filed on April 24, 2007 (File No. 001-12822).

10.18	First Amendment to Change of Control Employment Agreement effective December 31, 2008 for Allan P. Merrill — incorporated herein by reference to Exhibit 10.8 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).

10.19	Change of Control Agreement for Robert L. Salomon effective February 29, 2008 — incorporated by reference to Exhibit 10.19 of the Company’s Form 10-K for the fiscal year ended September 30, 2010 (File No. 001-12822).

10.20	Employment Letter for Kenneth F. Khoury effective January 5, 2009 — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).

10.21	Change of Control Agreement for Kenneth F. Khoury effective December 5, 2008 — incorporated herein by reference to Exhibit 10.2 of the Company’s Form 10-Q for the quarter ended December 31, 2008 (File No. 001-12822).

10.22	Form of Performance Shares Award Agreement dated as of February 2, 2006 — incorporated herein by reference to Exhibit 10.18 of the Company’s Form 10-Q for the quarter ended March 31, 2006 (File No. 001-12822).

10.23	Form of Award Agreement dated as of February 2, 2006 — incorporated herein by reference to Exhibit 10.19 of the Company’s Form 10-Q for the quarter ended March 31, 2006 (File No. 001-12822).

10.24	2005 Executive Value Created Incentive Plan — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on February 9, 2005 (File No. 001-12822).

10.25	Form of Indemnification Agreement — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on July 1, 2008 (File No. 001-12822).

10.26	Credit Agreement dated as of July 25, 2007 between the Company, the lenders thereto, and Wachovia Bank, National Association, as Agent, BNP Paribas, The Royal Bank of Scotland, and Guaranty Bank, as Documentation Agents, Regions Bank, as Senior Managing Agent, and JPMorgan Chase Bank, as Managing Agent — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on July 26, 2007 (File No. 001-12822).

10.27	Waiver and First Amendment, dated as of October 10, 2007, to and under the Credit Agreement, dated as of July 25, 2007, among the Company, the lenders thereto and Wachovia Bank, National Association, as Agent — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on October 11, 2007 (File No. 001-12822).

10.28	Second Amendment, dated October 26, 2007, to and under the Credit Agreement, dated as of July 25, 2007, among the Company, the lenders thereto and Wachovia Bank, National Association, as Agent — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on October 30, 2007 (File No. 001-12822).

10.29	Third Amendment, dated as of August 7, 2008, to and under the Credit Agreement, dated as of July 25, 2007, among the Company, the lenders thereto and Wachovia Bank, National Association, as Agent — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on August 8, 2008 (File No. 001-12822).

10.30	Fourth Amendment, dated as of July 31, 2009, to and under the Credit Agreement, dated as of July 25, 2007, among the Company, the lenders thereto and Wachovia Bank, National Association, as Agent — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarter ended June 30, 2009 (File No. 001-12822).

10.31	Amended and Restated Credit Agreement, dated August 5, 2009, between the Company, the lenders and issuers thereto and CITIBANK, N.A., as Swing Line Lender and Agent — incorporated by reference to Exhibit 10.32 of the Company’s Registration Statement on Form S-4/A (Registration No. 333-164459) filed on February 23, 2010.

10.32	2008 Beazer Homes USA, Inc. Deferred Compensation Plan, adopted effective January 1, 2008 —incorporated herein by reference to Exhibit 10.27 of the Company’s Form 10-K for the fiscal year ended September 30, 2007 (File No. 001-12822).

10.33	Discretionary Employee Bonus Plan — incorporated herein by reference to Exhibit 10.28 of the Company’s Form 10-K for the fiscal year ended September 30, 2007 (File No. 001-12822).

10.34	2010 Equity Plan — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the period ended March 31, 2010.

10.35	Form of 2010 Equity Incentive Plan Employee Award Agreement for Option and Restricted Stock Awards — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarter ended June 30, 2010.

10.36	Form of 2010 Equity Incentive Plan Director Award Agreement for Option and Restricted Stock Awards — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarter ended June 30, 2010.

10.37	Exchange Agreement among the Company and Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd. and Taberna Preferred Funding VIII, Ltd. dated as of January 15, 2010 — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on January 21, 2010.

10.38	Junior Subordinated Indenture between Beazer Homes USA, Inc. and Wilmington Trust Company, as trustee, dated as of January 15, 2010 — incorporated herein by reference to Exhibit 10.2 of the Company’s Form 8-K filed on January 21, 2010.

10.39	Delayed-Draw Term Loan Facility between the Company and Citigroup Global Markets Inc., dated as of November 16, 2010 — incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on November 18, 2010.

10.40	Delayed-Draw Term Loan Facility among the Company, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., dated as of November 16, 2010 — incorporated herein by reference to Exhibit 10.2 of the Company’s Form 8-K filed on November 18, 2010.

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends.

21.1	Subsidiaries of Beazer Homes USA, Inc. — incorporated by reference to Exhibit 21 to the Company’s Form 10-K for the fiscal year ended September 30, 2010 (File No. 001-12822).

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1 hereto)

23.3	Consent of Tune, Entrekin & White, P.C. (included in Exhibit 5.2 hereto)

23.4	Consent of Barnes & Thornburg LLP (included in Exhibit 5.3 hereto)

23.5	Consent of Holland & Knight LLP (included in Exhibit 5.5 hereto)

23.6	Consent of Hogan Lovells US LLP (included in Exhibit 5.6 hereto)

23.7	Consent of Greenbaum, Rowe, Smith & Davis LLP (included in Exhibit 5.7 hereto)

23.8	Consent of Walsh, Colucci, Lubeley, Emrich & Walsh PC (included in Exhibit 5.8 hereto)

24.1	Powers of Attorney (included in Part II of the registration statement)

25.1*	Form T-1 Statement of Eligibility and Qualification of the Trustee with respect to the Senior Notes due 2019

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Clients

99.3*	Form of Letter to Registered Holders

99.4*	Form of Notice of Guaranteed Delivery

*	Filed herewith.